As filed with the Securities and Exchange Commission on February 6, 2007
(Registration No. 333-13760)

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
(Amendment No 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNRISE ENERGY RESOURCES, INC.
(Name of Registrant as specified in its charter)

Delaware	1382	84-0938688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

551 Fifth Avenue, Suite 2020 New York, New York	10017
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (212) 973-0063

Konstantin Tsiryulnikov
Chief Executive Officer and President
551 Fifth Avenue, Suite 2020
New York, NY 10017
Ph. (212) 973-0063
Fax: (212) 973-0070
(Name, address and telephone number of agent for service)

Copy of all communications to:

Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Number of securities to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common Stock, $0.001par value per share	5,000,000 (1)	$0.65	$3,250,000	$347.75

			Total	$347.75

(1) The shares of our Common Stock being registered hereunder are being registered for resale by selling securityholder named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's common stock as reported on the Nasdaq OTC Bulletin Board on September 13, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated Febuary 6, 2007

PRELIMINARY PROSPECTUS

SUNRISE ENERGY RESOURCES, INC.

5,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 5,000,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, LP (“Dutchess” or the “selling securityholder”). The selling securityholder may sell its common stock from time to time at prevailing market prices.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "SEYR.OB." On February 5, 2007, the closing price as reported was $1.00.

The selling securityholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

THE COMMON STOCK BEING OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” COMMENCING ON PAGE 11 FOR DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the selling securityholder have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Sunrise Energy Resources, Inc., or the shares of common stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. You should assume that the information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus. Our business, financial condition, results of operations and prospect may have changed since that date.

This Prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

The date of this Prospectus is February __, 2007.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

In this prospectus, “Sunrise”, “we”, “us,” “Company” and “our”, refer to Sunrise Energy Resources, Inc., and its wholly-owned subsidiaries, Tov Energy Servicing Company Esko Pivnich and Pari, Ltd., unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.  Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

The Company

Sunrise Energy Resources, Inc. was incorporated in the State of Delaware on April 1, 1991. We are engaged in the development and production of oil and gas properties. Our business activities are primarily conducted in Ukraine and our primary oil and gas properties are located in Kharkov, Lviv, Chernovtsi and Ivano-Frankivsk Regions. All of our operating activities are conducted through our wholly owned subsidiaries, TOV Energy-Servicing Company Esko Pivnich (“Esko Pivnich” or “EP”), a Ukrainian Closed Joint Stock Company (CJSC) and Pari, Ltd. (“Pari”), a Ukrainian Limited Liability company, established on January 20 and July 5, 2000, respectively, under the laws of Ukraine. The primary business activities of Esko Pivnich and Pari are oil and gas exploration, production and distribution in the country of Ukraine. The current principal activities of Esko Pivnich and Pari are conducted in the form of production sharing agreements (further referred to as the “PSA”).

On October 4, 2004, Sunrise and certain its stockholders entered into a Stock Purchase Agreement and Plan of Reorganization (the “Agreement”) with the shareholders of Esko Pivnich. Pursuant to the Agreement, we acquired all of the outstanding common stock of Esko Pivnich, an oil and gas production and development company incorporated and operating in Ukraine. In accordance with the Agreement, certain stockholders of Sunrise sold 5.0 million shares to shareholders of Esko Pivnich (“EP Shareholders”), and the Company also issued 10,479,900 shares to certain EP Shareholders. As a result of the transaction, Esko Pivnich is a wholly-owned subsidiary of Sunrise and our combined business focuses on oil and gas production and development in Ukraine.

On January 20, 2006, we executed a share purchase agreement with the shareholders of Pari, an oil and gas company with properties in the Lviv region of Ukraine. Our board of directors approved the transaction on February 9, 2006.

Our activities on the properties are governed by Licenses issued by the Ukrainian State Licensing Agency in 2004 for a period of 5 years, which are further subject to the fulfillment of the license agreement investment terms. During 2005-2006 we have conducted a series of geological tests on the new licenses awarded to EP and Pari in order to establish the most efficient development scenario.

As of September 30, 2006 we did not have any proved reserves within the meaning of Regulation S-X.

Our principal executive office is located at 551 Fifth Avenue, Suite 2020, New York, New York 10017. Our telephone number in New York including area code is (212) 973-0063.

The Offering

THE OFFERING

SHARES OUTSTANDING

PRIOR TO OFFERING

Common Stock, $0.001 par value	17,160,448

Common Stock Offered by Selling Securityholder	5,000,000

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of shares in this offering, except upon Puts made pursuant to the Equity Line. See “Use of Proceeds .”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	SEYR.OB

Executive Offices	Currently, our executive offices are located at 551 Fifth Avenue, Suite 2020, New York, NY 10017. Our telephone number is (212) 973-0063.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On September 7, 2006, Sunrise Energy Resources, Inc.(“Sunrise” or the "Company") and Dutchess Private Equities Fund, L.P. (“Dutchess” or the “Investor”) entered into an agreement (the " Agreement") whereby the Company will, pursuant to the terms and conditions of the Agreement, have access to a $20,000,000 (twenty million US dollars) equity line of credit. As part of the Agreement the Company is obligated to register shares of its common stock to have in reserve for issuance pursuant to the Registration Rights Agreement (the “Registration Agreement”) entered into as part of this transaction. (See exhibits attached hereto)

Pursuant to the Agreement, the Investor shall commit to purchase up to $20,000,000 (twenty million US dollars) of our common stock over the course of twenty-four (24) months. The amount that Sunrise shall be entitled to request from each purchase ("Puts") shall be equal to, at Sunrise's election, either (i) $250,000 or; (ii) two hundred percent (200%) of the average daily volume (U.S. market only) of our common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing best bid prices immediately preceding the put date. The put date shall be the date that the Investor receives a put notice of a draw down by the Company. The purchase price shall be set at ninety-six percent (96%) of the lowest closing best posted bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, the Company shall reserve the right to withdraw that portion of the "Put" that is below seventy five percent (75%) of the lowest closing bid prices for the ten (10) trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering the shares of common stock underlying the Agreement within forty five (45) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred and twenty (120) days after the filing date.

Summary Financial Information

Presented in the table below is the summary of historical financial data for the fiscal years ended December 31, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this Prospectus. Also provided below are financial data as of the end of the nine months ended September 30, 2006 and 2005 derived from our unaudited interim consolidated financial statements included elsewhere in this Prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the periods ended
	UNAUDITED
	September 30,		December 31,
	2006	2005	2005	2004

Revenues	$1,453,843	$1,556,529	$1,890,480	$196,891
Cost of Sales	(116,637)	(127,051)	(127,561)	-

Total operating expenses, net	(526,860)	(825,525)	(1,010,008)	(182,870)
Operating Income (Loss)	52,268	(135,753)	(365,016)	(679,556)
Net Loss	$(214,497)	$(308,672)	$(586,795)	$(592,481)
Basic (Loss) per share	$(0.01)	$(0.02)	$(0.04)	$(0.04)

The table below sets forth a summary of our consolidated balance sheet data as of December 31, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data as of, the end of the nine months ended September 30, 2006, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	UNAUDITED
	September 30, 2006	December 31, 2005	December 31, 2004

Cash and cash equivalents	$10,625	$3,419	$15,082
Accounts receivable, related party	215,695	720,797	699,292
Other accounts receivable and prepayments	1,075,072	760,797	644,098
Other accounts receivable - related party	-	122,574	5,749
Other current assets	1,354,813	345,002	160,067
Total current assets	2,656,205	1,952,589	1,524,288

Property, plant and equipment, net	3,714,348	951,025	548,734
Other non-current assets	265,764	75,299	19,103
TOTAL ASSETS	$6,636,317	$2,978,913	$2,092,125

Accounts payable, related party	187,719	592,554	376,165
Other current liabilities	2,926,255	2,853,627	1,847,889
Total current liabilities	3,113,974	3,446,181	2,224,054

Long-term liabilities	4,852,747	745,247	461,599

Total stockholders' equity (deficit)	(1,330,404)	(1,212,515)	(593,528)
	$6,636,317	$2,978,913	$2,092,125

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described below, in addition to other available information. Each of the following risks could harm our business, financial condition and results of operations. All material risks will be discussed in this section. These risks could cause the trading price of our common stock to decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred net losses during the year ended 12/31/2005 of $586,795. We also incurred losses during the nine months ended 9/30/2006 of $214,497. As of December 31, 2005, we had a working capital deficit of $1,493,592. As of September 30, 2006, we had a working capital deficit of $457,769. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE EXPECT OUR OPERATING LOSSES TO CONTINUE.

The Company expects to incur increased operating expenses during the next year, and in all likelihood, thereafter until its development and construction is complete. The amount of net losses and the time required for the Company to reach and sustain profitability are uncertain. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with a new business. There can be no assurance that the Company will ever generate revenue or achieve profitability at all or on any substantial basis.

WE HAVE A MINIMAL OPERATING HISTORY, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO SUCCESSFULLY DEVELOP PROFITABLE BUSINESS OPERATIONS.

We have a limited operating history and our business and prospects must be considered in light of the risks and uncertainties to which early stage companies in the oil and gas industry are exposed. We cannot provide assurances that our business strategy will be successful or that we will successfully address those risks and the risks described herein. Most importantly, if we are unable to secure future capital, we will be unable to continue our operations. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities. To successfully execute our current strategy, we will need to improve our working capital position. The report of our independent auditors accompanying our financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company's ability to continue as a going concern due to recurring losses. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of equity and debt financings. However, no assurances can be given that we will be able to do so.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS FOR THE NEXT TWELVE MONTHS, ASSUMING NO EXERCISE OF THE DUTCHESS EQUITY LINE.

We have a limited amount of available cash and will require additional capital to continue our operations. We estimate that we have funds available to us to sustain our operations for twelve months, assuming no exercise of the Dutchess equity line. The Dutchess equity line described herein would add additional working capital to the extent of the Put Amounts which will sustain our operations for an extended period of time; however, certain draw down restrictions pertaining to the Puts apply which could shorten this period of time. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

IF WE ARE NOT ABLE TO OBTAIN FINANCING AS WE IMPLEMENT OUR BUSINESS, WE WILL HAVE TO CURTAIL THESE PLANS AND THE VALUE OF YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED.

 If we are unable to obtain financing when needed, we may be forced to curtail our operations, which could negatively affect the value of your investment. There can be no assurance that we will be able to obtain additional financing when needed or if available that it will be on commercially reasonable terms.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our 2005 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our  board of directors, in particular Messrs. Konstantin Tsiryulnikov, our Chief Executive Officer and President, and Roman Livson, our Chief Financial Officer, are deemed essential to establishing and maintaining the continuity of our operations. Further, we rely heavily on other individuals. If we were to lose their services, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

Our future results of operations involve a number of risks and uncertainties. With any business undertaking and their inherent unforeseeable risk in conducting business, the following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations.

WE ARE IN EARLY STAGE OF DEVELOPMENT AND MAY HAVE TO COMPETE WITH COMPANIES WITH GREATER RESOURCES.

We have no operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development. The Company will have to compete with larger companies who have greater funds available for expansion, marketing, and the ability to attract. There can be no assurance that the Company become competitive, or if we become competitive, will remain competitive, should this occur and increased competition could materially adversely affect our operation and financial condition.

ANY RETURN ON INVESTMENT IS DEPENDENT UPON SUCCESSFUL OIL AND GAS PRODUCTION FROM EP’S PROJECTS.

Sunrise may experience a revenue decrease due to overestimation of reserves and oil or gas production profiles or higher capital costs or operating costs. However, the opposite may occur if reserves or production profiles are underestimated or if the costs are less than forecast. Sunrise may also suffer reduced revenues because of product transportation difficulties, or project delays, neither of which are foreseen. The reserve data set forth in this Annual Report, including the Statement of Reserves, is believed to represent only the most reliable estimates currently available. Estimation of reserves is inherently inexact and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, judgment, production projections, maintenance and development capital, and other uncertainties inherent in estimating quantities of recoverable oil and gas. We calculate the value of the reserves which represents aggregate future net cash flows from anticipated production based on market prices at year-end. The calculation is performed in accordance with Statement of Financial Accounting Standards (SFAS) No. 69, “Disclosures about Oil and Gas producing Activities.” Disclosure of this value and related reserves has been prepared in accordance with SEC Regulation S-X Rule 4-10 and is presented in Note 23 of the Notes to Consolidated Financial Statements for the year ended December 31, 2005. Thus, there can be no guarantee that estimates of the quantities of oil and gas disclosed in the Statement of Reserves will be produced.

EVEN IF WE ARE SUCCESSFUL IN DEVELOPING OIL AND GAS RESERVES, OUR SUCCESS IS DEPENDENT ON MANY OTHER FACTORS.

In the event of successful development of additional oil and gas reserves, the marketing of Sunrise’s production of oil and gas from such reserves may be dependent on market fluctuations and the availability of processing and refining facilities and transportation infrastructure, including access to shipping facilities, pipelines and pipeline capacity at economic tariff rates over which Sunrise may have limited or no control. Pipelines may be inadequately maintained and subject to capacity constraints and economic tariff rates may be increased with little or no notice and without taking into account producer concerns. In addition, EP’s ability to export oil and gas may depend on obtaining licenses and quotas, the granting of which may be at the discretion of the relevant regulatory authorities. There may be delays in obtaining such export licenses and quotas leading to the income receivable by Sunrise from the export of oil and gas being adversely affected.

We may require significant time to achieve positive cash flow from operations. Until such time we will rely almost exclusively on external equity and debt financing to service our working capital and capital expenditure requirements including but not limited to approximately $4 million that will need to be raised in 2006 to meet the workover costs and new well drilling. The Company undertook significant efforts to raise the above financing in 2005 and expects that the financing will be raised during the first half of 2006.

WE RELY ON CERTAIN EXISTING STRATEGIC RELATIONSHIPS

In conducting its business, Sunrise will rely on continuing existing strategic relationships and forming new ones with other entities in the oil and gas industry, such as joint venture parties and certain regulatory and governmental departments. There can be no assurance that its existing relationships will continue to be maintained or that new ones will be successfully formed. Sunrise’s existing assets in Ukraine are subject to agreements with Ukrnafta and the PSA for the Karaikozovsk field.

OUR PRODUCTION IS CONCENTRATED IN A SMALL NUMBER OF WELLS

The majority of EP’s production comes from its interests in a very small number of oil and gas producing wells. This situation is expected to continue during 2006. Under EP’s development plans for the Karaikozovsk field, well concentration is expected to reduce significantly in 2006 and thereafter. While EP’s production remains concentrated from a relatively small number of wells, the loss or long-term disabling of any one well could have a material adverse affect on Sunrise’s overall production.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO SUCCEED.

The oil and natural gas industry is intensely competitive, and we compete with other companies that are significantly larger and have greater resources.  Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis.  These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices.  Our larger competitors may be able to absorb the burden of present and future laws and regulations more easily than we can, which would adversely affect our competitive position.  Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Further, a number of other oil and gas companies operate, and are allowed to bid for exploration and production licenses and other services, in Ukraine and other countries in which Sunrise may operate in the future, thereby providing competition to EP. Larger companies, in particular, may have access to greater resources than Sunrise which may give them a competitive advantage.

OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE ENERGY PRICES.

Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic and weather-related factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

•	worldwide demand for oil and gas;
•	the ability of the Organization of Petroleum Exporting Countries, commonly called “OPEC,” to set and maintain production levels and pricing;

•	the level of production in non-OPEC countries;
•	the policies of the various governments regarding exploration and development of their oil and gas reserves;
•	local weather;
•	fluctuating pipeline takeaway capacity;
•	advances in exploration and development technology;
•	the political environment surrounding the production of oil and gas;
•	level of consumer product demand; and
•	the price and availability of alternative fuels.

International oil prices have fluctuated widely in recent years and may continue to fluctuate significantly in the future. The Company believes it may benefit significantly due to the recent changes in Ukrainian market for gas. In addition, and although not foreseen, the Ukrainian government may oblige domestic producers to sell oil or gas to the state or domestic purchasers at prices well below international levels for indeterminate periods of time.

OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS.

Our operations are subject to certain hazards inherent in drilling for oil or natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, or fires. The occurrence of these events could result in the suspension of drilling operations, weather, equipment shortages, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by other oil and gas companies.

There may be circumstances where Sunrise’s insurance or that of the operator of a field will not cover or be adequate to cover the consequences of certain events or where the Company may become liable for pollution or other operational hazards against which it either cannot insure or may have elected not to have insured on account of high premium costs or otherwise. Moreover, there can be no assurance that Sunrise will be able to maintain adequate insurance in the future at rates the Board of Directors consider reasonable. Thus, Sunrise may become subject to liability for hazards which cannot be insured against or against which it may elect not to be insured because of high premium costs or other commercial reasons. There can be no assurance that Sunrise will be able to obtain insurance at reasonable rates (or at all), or that any coverage it obtains will be adequate and available to cover any such claims.

Exploration, development and production activities may be delayed or adversely affected by factors outside the control of Sunrise. These include adverse climatic conditions, the performance of joint venture or farm-in partners on whom EP may be or may become reliant, compliance with governmental requirements, shortage or delays in installing and commissioning plant and equipment or import or customs delays.

Problems may also arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support which result in failure to achieve expected target dates for exploration or production and/or result in a requirement for greater expenditure. Drilling may involve unprofitable efforts, not only with respect to dry holes and non-commercial wells, which are wells that, though yielding some oil or gas, are not sufficiently productive to justify commercial development or cover operating and other costs. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs. Substantial operational risks are involved in the drilling for, development of and production from oil and gas fields, including blow-outs, cratering, explosions, pollution, seepage or leaks, fire, earthquake activity, unusual or unexpected geological conditions and other hazards which may delay, or ultimately prevent, the exploitation of such fields or may result in cost overruns or substantial losses to Sunrise due to substantial environmental pollution or damage, personal injury or loss of life, clean up responsibilities, regulatory investigation and penalties or suspension of operations. Such hazards can also severely damage or destroy equipment, surrounding areas or property of third parties. Damage or loss occurring as a result of such risks may give rise to claims against EP and Pari/or Sunrise.

WE ARE SUBJECT TO EXCHANGE RATE FLUCTUATIONS WHICH COULD AFFECT OUR FINANCIAL CONDITION.

Domestic sales of oil and gas in Ukraine are made in local currency (Hryvnia) and then converted to US$. The US$: Hryvnia exchange rate may move adversely to affect oil and gas prices. In addition, there can be no assurance that the Ukrainian authorities may not introduce price stabilization mechanisms which adversely affect oil and gas prices in US$ terms for EP. While many of Sunrise’s financial obligations are denominated in United States dollars, a number of foreign currency effects may arise from exchange rate movements. Sunrise does not engage in active speculative hedging to minimize exchange rate risk.

GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT OUR DRILLING ACTIVITY.

Our operations are affected from time to time in varying degrees by governmental laws and regulations. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.  Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including assessment of natural resource damage.

Specifically, Ukraine and other jurisdictions in which Sunrise might operate in the future may have less developed legal systems than more established economies which could result in risks such as (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of governmental authorities; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to EP’s and Pari’s licenses and agreements for business. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

WE ARE SUBJECT TO UKRAINIAN ENVIRONMENTAL REGULATIONS

The Government of Ukraine, the Ministry of Natural Resources, and other competent agencies establish special rules, restrictions and standards for enterprises conducting activities affecting the Ukrainian environment. A principle of Ukrainian environmental law is that any environmental damage caused by an unlawful activity (i.e. activity conducted in violation of existing standards and restrictions) must be fully compensated. As far as Sunrise is aware, the operations at the Karaikozovsk field have been conducted by Ukrnafta’s subsidiary companies under the PSA, in compliance with all applicable Ukrainian environmental rules, regulations and legislation. Furthermore, Sunrise is not aware of any claims, demands, proceedings or other actions against Sunrise or EP in respect of environmental matters.

WE ARE SUBJECT TO RISKS INHERENT TO INTERNATIONAL OPERATIONS

We are subject to risks inherent to international operations, including adverse governmental actions, political risks and expropriation of assets, loss of revenues and the risk of civil unrest or war. Our primary oil and gas properties are located in Ukraine, which until 1990 was part of the Soviet Union. Ukraine retains many of the laws and customs from the former Soviet Union, but has developed and is continuing to develop its own legal, regulatory and financial systems. As the political and regulatory environment changes, we may face uncertainty with respect to the interpretation of our agreements and in the event of dispute, may have limited recourse within the current or future legal and political system. In accordance with Ukrainian Oil and Gas legislation, properties can be developed and produced only in a form of a Production Sharing Agreements with a division of the Ukrainian state owned company, Ukrnafta.

RISKS RELATED TO HOLDING OUR SECURITIES

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT AND CONVERSION OF THE CONVERTIBLE NOTES.

The sale of our common stock to Dutchess  Private  Equities  Fund, LP in accordance  with the  Investment  Agreement, and the conversion of the convertible notes  may have a  dilutive  impact on our shareholders. As a result, our net income per share  could  decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess  Private Equities Fund,  LP in order to drawdown on the Equity Line. If our stock price decreases, then our existing  shareholders  would experience  greater dilution.  At a stock price of $1.00 or less, we would have to issue approximately 20,000,000 shares to be registered  under a prospectus in order to drawdown on the full Equity Line. Accordingly, we may be required to file one or more registration statements to register the entire amount of shares underlying the Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

DUTCHESS PRIVATE EQUITIES FUND LP WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased  at a four percent (4%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, LP of our election to exercise our "put" right.  Dutchess Private Equities Fund, LP has a financial incentive to sell our shares immediately upon receiving the  shares to realize the profit between the discounted  price and the market price. If Dutchess Private Equities Fund, LP sells our shares, the price of our common stock may decrease.  If our stock price decreases,  Dutchess  Private  Equities Fund, LP may have a further  incentive  to sell such shares.  Accordingly, the discounted sales price in the  Investment  Agreement may cause the price of our common stock to decline.

OUR STOCK IS THINLY TRADED, AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK."

Our common stock is considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	loss of a key relationship or failure to complete significant transactions;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES .

Assuming all of the 5,000,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling securityholder are sold, we would have 11,099,609 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. 11,060,609 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933. Of these shares, approximately 65% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

OTHER RISK FACTORS

There are several risks and uncertainties, relating to the Company's ability to raise money and grow its business. These risks and uncertainties can materially affect the results predicted. Other risks are the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors relate to fluctuating market demand for our services, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This Prospectus relates to the shares of our common stock that may be offered and sold from time to time by Dutchess. We will not receive any proceeds from the sale of our common stock in this offering. However, we will receive the proceeds from the sale of shares of Common Stock to Dutchess under the Investment Agreement in amount of up to $4,512,000, upon issuance of up to approximately 5,000,000 shares of Common stock as provided in this prospectus. The purchase price of the shares purchased under the Investment Agreement will be equal to the 96% of the minimum of highest bid prices of our Common Stock within the 5 (five) trading days immediately following the date of our notice of election to exercise our put. For illustrative purposes, we have set forth below our intended use of proceeds for the net proceeds indicated below to be received from the sale of 5,000,000 under the Investment Agreement. The Gross Proceeds represent the total dollar amount based on the issuance of 5,000,000 shares of common stock that Dutchess is obligated to purchase in accordance and subject to the terms of the Investment Agreement. As of February 5, 2007, the 96% of the minimum of highest bid prices of our Common stock was $0.90. Management will have discretion to allocate proceeds of the offering in terms of priority set forth in the table below:

		Proceeds

Gross Proceeds		$4,512,000
Less:
Estimated Expenses of the Offering		$25,000
Brokers fee		$155,000
Net Proceeds		$4,332,000

	Priority	Use of Proceeds

Drilling & Exploration on Existing Properties	1st	$2,000,000

Geological and Research of Existing Properties

Acquisition of Additional Oil & Gas Properties*	2nd	$1,500,000

Working capital requirements	3rd	$832,000

Total		$4,332,000

At this time we have not entered into substantive discussions with regard to any particular property. However, it is our intention to actively seek acquisitions of properties which will be accretive to our shareholders. We will specifically target underdeveloped properties and properties with certain production level that can be significantly increased. We will focus on acquisitions with total consideration in the range of $5-$30 million. We will aim, where possible to structure the consideration payments in the form of our stock, convertible debentures and other instruments. In addition, we plan, where possible to utilize the leveraged financing mechanisms that will allow us to borrow against the acquired assets.

DETERMINATION OF OFFERING PRICE

The selling securityholder may sell shares from time to time in negotiated transactions, brokers’ transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

DILUTION

Purchasers of our common stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our common stock in this offering and the net tangible book value of our common stock (the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding) immediately after the sum of all shares offered hereby.

As of September 30, 2006, our negative net tangible book value was ($1,505,439), or ($.09) per share of our outstanding common stock. After giving the effect to the sale of a maximum number of shares of common stock in this offering at the hypothetical offering price of $0.9 per share our net tangible book value as of September 30, 2006 would have been $2,826,561 or $.13 per share of our outstanding common stock. This represents an immediate increase in our tangible book value of $.22 to current security holders and an immediate dilution of $.77 per share to new investors purchasing the shares in this offering. The above calculation assumes that no intangible assets will result from the investment of the proceeds.

The following table illustrates the foregoing information as of September 30, 2006 with respect to dilution to new investors:

Assume $4,512,000 Offering

Public Offering Price	$.90
Net tangible book value per share for existing security holders before the Offering	$(.09)
Pro-forma net tangible book value after the Offering	$.13
Increase per share attributable to payment for shares purchased by new investors	$.22
Net tangible book value dilution per share to new investors	$(.77)

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement to Dutchess. That is, should our stock price decline, we would be required to issue a greater number of shares under the Investment Agreement for a particular dollar amount under any specific Put.

THE SELLING SECURITYHOLDER

Based upon information available to us as of February 5, 2007, the following table sets forth the name of the selling security holders, the number of shares owned, the number of shares registered by this Prospectus and the number of outstanding shares that the selling security holders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling security holders. The selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of Common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this Prospectus, “selling security holder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling security holder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws, where applicable.

Selling Securityholder	Number of shares beneficially owned before offering	Number of Shares that may be offered pursuant to this prospectus	Number of Shares Beneficially Owned After Offering (1)

Dutchess Private Equities Fund, II, L.P. (2)	5,000,000	5,000,000(3)	0

(1)	Assumes all shares are sold pursuant to this Prospectus.
(2)
Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund, LP. Messrs. Novielli and Leighton have the voting and dispositive power over these shares.

(3)	Represents approximately 12.50% of the total shares of common stock that may be issuable under the Equity Line based on our common stock price of $1.00 per share.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On September 7, 2006, Sunrise Energy Resources, Inc.(“Sunrise” or the "Company") and Dutchess Private Equities Fund, L.P. (“Dutchess” or the “Investor”) entered into an agreement (the " Agreement") whereby the Company will, pursuant to the terms and conditions of the Agreement, have access to a $20,000,000 (twenty million US dollars) equity line of credit. As part of the Agreement the Company is obligated to register shares of its common stock to have in reserve for issuance pursuant to the Registration Rights Agreement (the “Registration Agreement”) entered into as part of this transaction. (See exhibits attached hereto)

Pursuant to the Agreement, the Investor shall commit to purchase up to $20,000,000 (twenty million US dollars) of our common stock over the course of twenty-four (24) months. The amount that Sunrise shall be entitled to request from each purchase ("Puts") shall be equal to, at Sunrise's election, either (i) $250,000 or; (ii) two hundred percent (200%) of the average daily volume (U.S. market only) of our common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing best bid prices immediately preceding the put date. The put date shall be the date that the Investor receives a put notice of a draw down by the Company. The purchase price shall be set at ninety-six percent (96%) of the lowest closing best posted bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, the Company shall reserve the right to withdraw that portion of the "Put" that is below seventy five percent (75%) of the lowest closing bid prices for the ten (10) trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering the shares of common stock underlying the Agreement within forty five (45) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within one hundred and twenty (120) days after the filing date.

PLAN OF DISTRIBUTION

The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale and may sell the shares from time to time:

•
In transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common stock may be listed or quoted at the time of the sale; or

•	In private transactions and transactions other than on these exchanges or systems or in the over-the-counter market; or

•	At prices related to such prevailing market prices; or

•	In negotiated transactions; or

•	In a combination of such methods of sale; or

•	Any other method permitted by law

•	All subject and in accordance with certain limitations contained in the Investment Agreement.

The selling stockholders may effect such transactions by offering and selling the shares directly to, or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess and any broker-dealers who act in connection with the sale of its shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security holders will be governed by the applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities. On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

•	engage in any stabilization activity in connection with any of the shares;

•	bid for or purchase any of the shares or any rights to acquire the shares,

•	attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

•	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that it must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

LEGAL PROCEEDINGS

Other than as set forth below, there are no outstanding legal proceedings that are material to the Company to which we or any of our assets are subject to, nor are there any such proceedings known to be contemplated. Management believes that the resolution of all business matters which would have a material impact on the Company’s financial position or operating results have been recorded.

Esko Pivnich

JSC Ukrneft, Okhtirkaneftegas - In 2003 the Company filed a claim against JSC Ukrneft, Okhtirkaneftegas, with respect to the advance paid by the Company in 2002 in the amount of $198,880 to complete certain capital construction works under PSA # 01-SD dated April 26, 2000 (Notes 4 and 6). In April 2004 after a number of hearings by courts of different circuits, the Supreme Court of Ukraine ordered Okhtirkaneftegas to pay the outstanding balance to the Company without further delays. Despite this final ruling of the Supreme Court, as of August 14, 2006 the balance has not been paid. The Company plans to void PSA # 01-SD and to offset the amount due to it against amounts payable to JSC Ukrneft and its subsidiary Okhtirkaneftegas in 2006

DP NAK Nedra Ukraini Poltavnaftogasgeologiya - In 2006 The Company sued Poltavneftegasgeologiya for expected profits in the amount of $474,053 resulting from a refusal of Poltavneftegasgeologiya to execute its obligations under the terms of PSA # 01-SD. The Court of Poltavskiy region has ruled in the Company’s favor and obliged Poltavneftegasgeologiya to pay the Company amount of $356,994. Poltavneftegasgeoligia has filed a appeal with inter-regional court of Kiev city. As of August 14, 2006, no new hearings took place and according to management’s estimates there is a high possibility of winning the case. Pending final resolution of this matter, the Company has not recorded this as income.

Taxes - During 2004 the Company was audited by the State Tax Inspection of Podolsk region, Kiev, and was assessed additional VAT and Profit tax fines and penalties thereon in the aggregate amount of $598,324 related to FY2003 and FY2002. The amounts were accrued in the consolidated financial statements in full. Esko Pivnich appealed against the decision to the Civil Court of Kiev and the matter was ruled in favor of Esko Pivnich. However, the tax authorities have filed a counter-appeal with the Supreme Civil Court of Kiev. The Supreme Civil Court resolved that the matter be referred back to Civil Court of Kiev and appointed a committee to conduct an accounting investigation which was completed in February 2006. The tax liability has not been removed or reversed pending the final resolution of the matter.

Pari

Poltavaneftegasgeologiya - Under the terms of the PSA # 10-5/2000 dated July 20, 2000, Poltavaneftegasgeologiya (Note 4) acted as the holder of the main geological and exploration licenses to develop the Sakhalin and Skvortsovsk field and Pari was a major investor, having contributed into the establishment of PSA approximately $31,152. No operating activities have ever been conducted under this agreement and Pari moved to void all its obligations under PSA and obtain a refund of its initial investment in the amount of $31,152. As of the date of this report the matter has not been resolved. Therefore, Pari’s investment amount was written off in 2003.

Cabinet of Ministers of Ukraine - During the first half of 2006 the Cabinet of Ministers of Ukraine mandated a review of the procedures of issuance of approximately 500 production and exploration licenses granted by the Ministry of National Resources of Ukraine in 2004. The Company’s properties Rogan, Rakitnyansk and Karaikozovsk held by Esko Pivnich, and Peremishlyansk, Chukvinsk, Niklovitsk and Pilipovsk held by Pari were also subject to review as part of this process. The purpose of the review was to determine the effectiveness of the procedures involved in the issuance of the licenses. The preliminary findings of the review were referred to the Supreme Court of Ukraine which issued a preliminary conclusion that all of the Company’s licenses were properly issued and are to remain valid. At present, the review is being officially finalized and we expect to receive a final approval upon the conclusion of this review in 2006.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

All of our directors hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. Our officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Name	Position	Age	Date elected or appointed
Konstantin Tsirulnikov	CEO, Sunrise Energy Resources, Inc.	27	December - 2004

David A. Melman	Independent Director of Sunrise Energy Resources Inc	63	1997

Roman Livson	CFO, Sunrise Energy Resources, Inc.	36	2005

Leon Golden	Independent Director, Sunrise Energy Resources, Inc.	44	December - 2004

Abraham Bennun	Independent Director of Sunrise Energy Resources Inc	34	December - 2004

Vyacheslav Chuchminov	CEO, Esko Pivnich	47	June - 2002

Taras Burdeniy	CFO, Esko Pivnich	27	June - 2002

Mrs. Raissa Volodarskaya	Chief Accountant	57	April - 2002

Directors and Key Personnel

Mr. Konstantin Tsiryulnikov, President, CEO, of Sunrise Energy Resources. From 1999 to date, Mr. Tsiryulnikov has been the president of Odessa Consulting (Canada), and has extensive experience in international business relating to the former Soviet Union countries, concentrating in the Oil and Gas industry. Since 2001, Mr. Tsiryulnikov has served as the manager of international relations for the L.Z. Group (Canada). Mr. Tsiryulnikov holds an International Business Certificate from the Kyiv Financial Institute and a B.S. degree from the University of Toronto.

Mr. Tsiryulnikov is the son of Eduard Tsiryulnikov, Halton Impex Corp.‘s sole shareholder. Halton Impex is a privately owned company, which owns 65% of the issued shares of the Company as part of the Transaction.

Mr. David A. Melman, Director of Sunrise Energy Resources and our former Chief Executive Officer and Chief Financial Officer. Mr. Melman, has been President and sole director of the Company since 1997. Since May 2000, Mr. Melman has been the Chief Executive Officer and director of XCL Ltd (OTC Pink Sheets), an oil and gas company headquartered in Lafayette, Louisiana, presently being restructured. Since June 2001, Mr. Melman has served as Chief Executive Officer and director of Republic Resources, Inc. (OTC Pink Sheets), a company engaged in the containment and remediation of contaminated groundwater. From February 2004 to July 2005, Mr. Melman served as a director of Omni Energy Services, Inc. (NASDAQ), a company providing an array of services to the oil and gas industry. Mr. Melman holds a B.S. degree in economics, and J.D. and LLM law degrees.

Mr. Roman Livson, Chief Financial Officer. Mr. Livson has served as the managing director of Thor Capital Group, Inc. heading its investment banking department since its foundation in 2002. Prior to that he headed the investment banking department of Thor United Corp. Mr. Livson has extensive experience in the Eastern European energy sector. Mr. Livson worked for Coopers and Lybrand from 1994-1998 and received a Master's degree in Mathematics of Finance from Columbia University in 2002. Mr. Livson will continue to serve as the managing director of Thor Capital Group, Inc.

Mr. Leon Golden, Independent director of Sunrise Energy Resources. Mr. Golden is a certified public accountant with over 17 years of experience. For the past two years, Mr. Golden has had his own CPA practice in New York City, and prior to that he worked as a public accountant for another New York City CPA Firm for fifteen years. Mr. Golden holds a B.S. degree in Accounting from Brooklyn College.

Mr. Abraham Bennun, Independent director of Sunrise Energy Resources Inc. Mr. Bennun has financial and legal background relating to several industries, one of which is the Oil and Gas industry. In 2004 Mr. Bennun joined Thor Capital Group, Inc. and serves as a Senior Vice President of the firm. Prior to joining Thor Capital, Mr. Bennun worked as an associate at Kronish Lieb Weiner & Hellman, LLP (New York). Mr. Bennun holds a LLB degree from Cardiff University School of Law (United Kingdom) and a LLM degree in Banking, Finance and Corporate Law from Fordham University (New York).

Mr. Vyacheslav Chuchminov, Chief Executive Officer of Esko Pivnich, the wholly owned subsidiary of Sunrise Energy Resources, Inc. Mr. Chuchminov has been serving as the Chief Executive Officer of Esko-Pivnich since May 2002. Prior to that, he served in senior management positions at Alchevsk Coking Plant (Communar) from 1979 to 2002. Mr. Chuchminov graduated from the Dnepropetrovsk Metallurgy Institute in 1979 with a Master's degree in Chemical Engineering. Mr. Chuchminov brings over 20 years experience of running various Ukrainian enterprises in the commodities sector.

Mr. Taras Burdeniy, Chief Financial Officer, Esko Pivnich. Prior to his nomination as Chief Financial Officer of Esko Pivnich Mr Burdeniy had been serving as the Cost Controller of the Company since June 2002. Immediately prior to that he graduated from Kiev National Economics University.

Mrs. Raissa Volodarskaya, Chief Accounting Officer, Esko Pivnich. Mrs. Volodarskaya has been serving as the Chief Accounting Officer of Esko-Pivnich since April 2002. Prior to that she worked as the Chief Accounting Officer of Bivex Ltd. Mrs. Volodarskaya has extensive experience in Ukrainian management and tax accounting in Ukraine. Over the last 20 years she held senior accounting positions with a number of medium sized Ukrainian production and trading companies.

Mr. Anatoliy Dyagterev, Chief Operating Officer - Esko Pivnich. Mr. Dyagterev serves as the Chief Operating Officer of Esko Pivnich from June 2002. Prior to that he worked as Chief Engineer, Technical and Productions Director in a number of Ukrainian oil & gas companies, including Poltavagasdobicha, a subsidiary of the partly state-owned Ukrnafta . Mr. Dyagterev graduated from Moscow Gubkin Institute of Oil & Gas in 1984 with a Master's degree in well - drilling engineering.

Mr. Vladimir Moroz, Chief Engineer, Esko Pivnich. Mr. Moroz joined the Company as Chief Engineer of Esko-Pivnich in October 2004. In 2002-2004 he worked as Chief Engineer in the State Emergency Service of Ukraine. Prior to that, in 1995 - 2002 he was the Deputy Director on Science in the NTP “Burovaya Tekhnika” Mr. Moroz graduated from Ivano-Frankovsk Institute of the Oil&Gas in 1992 with a Master’s degree of Well - drilling Engineer. Also, in 2001 he got the Master’s Degree in Poltava Technical University on the Accounting and Audit Department.

Mr. Viktor Dvornichenko, Chief Technologist, Esko Pivnich. Mr. Dvornichenko has been serving as the Chief Technologist of Esko-Pivnich since June 2002. Prior to that, since 1998 he served as Technical and Commercial Director in a number of medium size oil & gas production companies in Ukraine, including ZAO “Ukrainian Neftepromislovaya Company” and OOO “Ukragroneft”. In 1995-1998 he served as Deputy Manager of the Export-Import department of Ukrnafta. Mr. Dvornichenko graduated from Ivano-Frankovsk Institute of the Oil & Gas in 1978 with a Master's degree of Well - drilling Engineer.

Mr. I.V. Ivanets joined the Company in December 2002 as an Oil & Gas extraction engineer. Prior to that he worked as a geology engineer for Khantymansiyskneftegazgeologiya, a geological survey and drilling contractor in the oil rich Khanty-Mansiysk region of neighboring Russian Federation.

Committees of the Board of Directors

The Board of Directors has a Compensation Committee and an Audit Committee. The Audit Committee currently consists of two directors, Leon Golden and David Melman. The Compensation Committee is made up of Mr. Golden and Mr. Bennun.

The purpose of the Compensation Committee is to review the Company’s compensation of its executives, to make determinations relative thereto and to submit recommendations to the board of Directors with respect thereto in order to ensure such officers and directors receive adequate and fair compensation.

The Audit Committee is responsible for the general oversight of audit, legal compliance and potential conflict of interest matters, including (a) recommending the engagement and termination of the independent public accountants to audit the financial statements of the Company, (b) overseeing the scope of the external audit services, (c) reviewing adjustments recommended by the independent public accountant and addressing disagreements between the independent public accountants and management, (d) reviewing the adequacy of internal controls and management’s handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and (e) supervising the internal audit function, which may include approving the selection, compensation and termination of internal auditors.

Audit Committee Financial Expert

Our Board of Directors has determined that Mr. Leon Golden is an “audit committee financial expert”. Members of our Audit Committee are independent under SEC Rule 10A-3.

Code of Ethics

The Company has adopted its Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of February 5, 2007, the number of and percent of our common stock beneficially owned by (a) all directors and nominees, naming them, (b) our executive officers, (c) our directors and executive officers as a group, without naming them, and (d) persons or groups known by us to own beneficially 5% or more of our common stock. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

The following table sets forth the individuals or entities known to the Company to beneficially own 5% or more of the Company’s outstanding shares of voting securities as of February 5, 2007 based on 17,161,014 shares of our common stock issued and outstanding.

Name Of Beneficial Owner	Title of Class	Number of Shares	Percent of Class
Halton Impex Corp.	Common	11,143,235 (1)	65%
627 Lyons Lane,
Oakville,
Ontario L6J 5Z7
Canada

Mr. David A. Melman
5353 Memorial Drive
Suite 4012
Houston Texas 77007	Common	256,545 (2)	1.49%

(1) Includes 10,479,900 shares that were transferred to Halton Impex Corp. under the terms of the Merger Agreement, in consideration of Halton Impex Corp.‘s shares in Esko Pivnich.

(2) Does not include the shares held by Midland Trust Company, Ltd. for which Mr. Melman held an irrevocable proxy to vote on certain matters. Mr. Melman disclaims any beneficial ownership of such shares.

Security Ownership of Management

The following table sets forth information concerning the beneficial ownership of the Company’s New Common Stock by Mr. Konstantin Tsirulnikov, CEO of the Company, and Mr. Melman, Independent Director as of August 22, 2006.

Name and Address of Beneficial Owner	Amount of Beneficial Interest	Percent of Class
Mr. Konstantin Tsirulnikov	65.00%(1)	Common stock
Mr. David A. Melman	1.49%	Common stock

(1)	Mr. Konstantin Tsirulnikov is the son of Mr. Eduard Tsirulnikov the sole shareholder of Halton Impex Corp.

DESCRIPTION OF SECURITIES

Authorized Capital

Our statutory documents authorize the issuance of 77,500,000 shares of capital  stock, each with a par value of $0.001, of which 2,500,000 shares may be designated as preferred shares of $0.001 par value. As of February 5, 2007, we had approximately 17,161,014 common shares outstanding. We have no preferred shares outstanding.

Common Stock

The holders of the Common Stock are entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Upon the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Common Stock will be entitled to receive the assets of the Corporation in accordance with the provisions of the by laws. The common stock is not redeemable. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. There shall be no cumulative voting.

INTEREST OF NAMED EXPERTS AND COUNCIL

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of Sunrise Energy Resources, Inc. Nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Company Overview

Sunrise Energy Resources, Inc. was incorporated in the State of Delaware on April 1, 1991. We are engaged in the development and production of oil and gas properties. Our business activities are primarily conducted in Ukraine and our primary oil and gas properties are located in Kharkov, Lviv, Chernovtsi and Ivano-Frankivsk Regions. All of our operating activities are conducted through our wholly owned subsidiaries, TOV Energy-Servicing Company Esko Pivnich (“Esko Pivnich” or “EP”), a Ukrainian Closed Joint Stock Company (CJSC) and Pari, Ltd. (“Pari”), a Ukrainian Limited Liability company, established on January 20 and July 5, 2000, respectively, under the laws of Ukraine. The primary business activities of Esko Pivnich and Pari are oil and gas exploration, production and distribution in the country of Ukraine. The current principal activities of Esko Pivnich and Pari are conducted in the form of production sharing agreements (further referred to as the “PSA”).

On October 4, 2004, Sunrise and certain its stockholders entered into a Stock Purchase Agreement and Plan of Reorganization (the “Agreement”) with the shareholders of Esko Pivnich. Pursuant to the Agreement, we acquired all of the outstanding common stock of Esko Pivnich, an oil and gas production and development company incorporated and operating in Ukraine. In accordance with the Agreement, certain stockholders of Sunrise sold 5.0 million shares to shareholders of Esko Pivnich (“EP Shareholders”), and the Company also issued 10,479,900 shares to certain EP Shareholders. As a result of the transaction, Esko Pivnich is a wholly-owned subsidiary of Sunrise and our combined business focuses on oil and gas production and development in Ukraine.

On January 20, 2006, we executed a share purchase agreement with the shareholders of Pari, an oil and gas company with properties in the Lviv region of Ukraine. Our board of directors approved the transaction on February 9, 2006.

Our activities on the properties are governed by Licenses issued by the Ukrainian State Licensing Agency in 2004 for a period of 5 years, which are further subject to the fulfillment of the license agreement investment terms. During 2005-2006 we have conducted a series of geological tests on the new licenses awarded to EP and Pari in order to establish the most efficient development scenario.

As of September 30, 2006, we did not have any proved reserves within the meaning of Regulation S-X.

The current principal activities of Esko Pivnich and Pari are conducted in the form of production sharing agreements (PSA), which as of September 30, 2006 included the following:

Operating Entity	Principal Activity	Country of incorporation	Capital Contribution, %	Profit Sharing, %

Esko Pivnich	Marketing and distribution of crude oil and natural gas	Ukraine	-	-
PSA # 01-SD dated April 26, 2000	Extraction of crude oil and natural gas	Ukraine	100%	60%
PSA # 35/970-SD dated August 19, 2004	Extraction of crude oil and natural gas	Ukraine	80%	80%

Pari	Marketing and distribution of crude oil and natural gas	Ukraine	-	-
PSA # 10-5/2000 dated July 20, 2000	Extraction of crude oil and natural gas	Ukraine	75%	75%
PSA #02-CID dated October 20, 2004	Extraction of crude oil and natural gas	Ukraine	25%	50%

Strategy

Our business strategy is to expand production of the Karaikozovsk property following the completion of workovers on the existing wells. In addition, we plan to drill other wells on the properties granted to EP and Pari to increase production and produce proven recoverable reserves. We intend to continue conducting geological tests on the new licenses awarded to EP and Pari in order to establish the most efficient development scenarios. We believe that we will increase our reserves, production and cash flow through (a) the acquisition and development of oil and gas properties (b) exploring for new reserves on the existing properties; and (c) optimizing production and value from the existing reserve base.

Drilling Activity

During the 2005, EP carried out the necessary workovers on the existing Wells #2 and #3 on the Karaikozovsk property and launching these wells into commercial production. In 2005 we entered into an agreement with Chernigivneftegazgeologia, a Ukrainian oil & gas engineering contractor to drill a new production Well #21. The anticipated construction costs of around US$1.2 million are expected to be financed out of the operating cash flow, vendor loans and bank loans.

Customers

During 2005 EP produced approximately 39 MBBLS of crude oil. In addition, EP produced 59 MMCF of natural gas during 2005. In 2004, EP did not have any production due to the expiration of its previous development license, which was renewed in early 2005. The produced oil & gas were separated and primed to pipeline grade at Kachanovskiy refinery and sold to end-buyers, which were mostly independent oil & gas traders.

Competition

The oil & gas industry is highly competitive, and our future plans can be adversely affected by competition from larger and more established oil & gas companies. We compete for reserve acquisitions, exploration licenses, concessions and marketing agreements against companies with financial resources that may significantly exceed ours.

The Ukrainian government may take broad actions to overhaul the current oil & gas regulations, which could allow the entry into the market of additional oil & gas companies, thus increasing the current competition and changing the business climate. However, these changes would also allow EP to further develop its current properties as well as apply for additional licenses, while using our advantages of operating experience, distribution channels and qualified personnel to further advance our plans.

Government Regulation

Our operations are subject to various levels of governmental controls and regulations in the United States and in Ukraine.  We attempt to comply with all legal requirements in the conduct of our operations and employ business practices that we consider to be prudent under the circumstances in which we operate.  It is not possible for us to separately calculate the costs of compliance with environmental and other governmental regulation as such costs are an integral part of our operations.

In Ukraine legislation affecting the oil and gas industry is under constant review, and may be amended to address industry trends and governmental objectives.  Pursuant to such legislation, various governmental departments and agencies have issued extensive rules and regulations that affect the oil and gas industry, some of which carry substantial penalties for failure to comply.  These laws and regulations can have a significant impact on the industry by increasing the cost of doing business and, consequentially, can adversely affect our profitability.  Inasmuch as new legislation affecting the industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations.

Regulations Governing Ukrainian Companies

Our operating subsidiary Esko Pivnich was organized in the form of a Closed Joint Stock Company (“CJSC”). Ukrainian CJSC companies are corporate entities with limited liability similar to that awarded to corporations formed under US law. Shareholders of Ukrainian joint stock companies are generally not liable for debts and obligations of the company. In limited liability companies, any transfer of shares by a shareholder to a third party is subject to the pre-emptive right of the other shareholders to acquire such shares at the price offered to a third party.

Under Ukrainian law, a simple majority of voting shares is sufficient to control adoption of most resolutions. Resolutions concerning amendment of the company’s charter, reorganizations (including mergers and/or acquisitions), liquidation, increase in authorized shares, and certain other “significant” transactions require the approval of the shareholders holding two thirds of the outstanding shares.

A Ukrainian limited liability company has no obligation to pay dividends to the holders of common shares. Any dividends paid to the shareholders must be recommended by the board of directors and subsequently approved by a majority vote of shareholders. If approved, dividends may be paid on a quarterly basis.

Regulations Governing Ukrainian Production Sharing Agreements

Production Sharing Agreements (PSA) in Ukraine are made between the State and a particular investor (normally an oil & gas company). According to such PSAs the State assigns to the investor the right to explore and extract mineral resources in the designated subsoil area(s) and to perform the works set forth in the agreement for a specified period of time. In return, the investor undertakes to perform the assigned works at its own cost and risk, with further compensation of the costs and receipt of payment (remuneration) in the form of a portion of the profit production. The State guarantees to the investor the issuance, in compliance with established procedures, of approvals, quotas, permits (licenses) to use subsoil and carry out business activity associated with the proposed exploration deposits, acts for the provision of mining allocations, documents certifying the right to use the land, as well as other permits related to the use of subsoil, and performance of the works stipulated by the PSA. Profit production (or “profit interest”) means the portion of the actual production which is shared between the investor and the State, and is defined as the difference between produced production and cost-recovery production, which is defined as portion of the produced production which is transferred to the Company for its ownership as reimbursement of its costs. Title to all production produced under the agreement remains with the State until such time as the minerals are extracted and have been measured in accordance with the terms of the PSA. Once extracted and measured, the portion allocated to the Company is transferred to the Company and is lawfully owned by the Company.

We have the right to freely dispose of the portion of its allocated production pursuant to the terms and conditions set forth in the PSA, which include: to sell in Ukraine, export, exchange, transfer free of charge and perform any other operations with such production. Such production shall not be subject to licensing or quotas during export, or similar restrictions during its sale in the territory of Ukraine.

Taxation in Ukraine

As a Ukrainian resident entity, Esko Pivnich is subject to all applicable Ukrainian taxes, many of which currently impose a significant burden on profits. The most significant Ukrainian taxes and duties affecting Esko Pivnich include:

1.  20% value added tax, applicable only to domestic sale of goods in Ukraine. No value added tax is payable for goods exported to the West from Ukraine and denominated in foreign currency.

2.  25% income tax which includes 6% federal income tax, 17% regional income tax and 2% local income tax;

3.  Withholding tax on dividends payable to Sunrise Energy Resources Inc as the overseas shareholder of Esko Pivnich. The tax must be withheld by Esko Pivnich from any amount distributed to Sunrise Energy Resources Inc. The current rate of withholding tax on dividends payable to corporate foreign shareholders is 15%. However, such dividends are subject to and must be made in accordance with regulations contained in the United States - Ukraine tax treaty which limits the tax on dividends payable to Sunrise to 5% (as long as Sunrise holds more than a 10% interest in Esko Pivnich);

4.  A number of payroll related taxes and duties, such as Statutory Pension Fund, Social Insurance Fund, Unemployment Fund, and Emergency Insurance Fund. The official rates applicable to the respective funds in 2005 and in the nearest future are set out below:

Name	% rate accrued on the net payroll and payable by the Company	% rate accrued on the total payroll and payable by the employee
Statutory Pension Fund	32.3%	2.0%
Social Insurance Fund	2.90%	1.0%
Unemployment Fund	1.60%	0.5%
Emergency Insurance Fund	2.62%	0.5%
Personal Income Tax	--	13.0%
Total payable	39.42%	17.0%

5.
At present, three main taxes are levied on extracted oil and gas in Ukraine. While the rates and computation technique underwent certain changes during 2002-2006, the applicable rates during 2005 were as follows:

Name	Rate per 1 Bbl accrued on the total produced OIL	Rate per 1 MCF accrued on the total produced GAS
Exploration Tax	$15.0	$0.02
Mineral Resource Tax	$0.67	$0.05
Mineral Usage Tax	$0.27	$0.01
Total	$15.94	$0.08

The Ukrainian tax system is undergoing a major review. New tax laws, including those applicable to value-added tax and income tax, were introduced and/or reviewed in the last four years. The cost of legal and accounting advice attributable to keeping up with changes in the Ukrainian tax laws has been steadily increasing. Similarly, penalties for violations, even inadvertent ones, have also gradually increased over the above-mentioned period. These and other regulations could affect our profitability and the amounts charged to us on production.

Offices and Employees

Sunrise Energy Resource, Inc. carries its operations in the United States from its headquarters located in New York City at 551 Fifth Avenue, Suite 601, New York, NY 10017. EP’s offices in Ukraine are located at the following address: 10a Ryleeva St., Kiev, Ukraine. We currently have 46 full time employees, the majority of which are located in Ukraine with the remaining personnel located in Sunrise offices in New York.

MANAGEMENT DISCUSSION AND ANALYSIS
OF PRINCIPAL CONDITIONS AND OPERATIONS

Risk Factors

SEE ALSO DISCUSSION OF CERTAIN RISK FACTORS IN “RISK FACTORS” SECTION OF THIS PROSPECTUS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus. In addition, at December 31, 2005, our auditors, John A. Braden & Company, P.C., in their capacity as our Independent Registered Public Accounting Firm, raised substantial doubt about our ability to continue as a going concern.

Exploration and Development Risks

Our success is dependent on finding, developing and producing economic quantities of oil and gas.  Our future drilling operations may not be successful in finding and producing economic reserves.  We are also subject to other operating risks normally associated with the exploration, development and production of oil and gas.  These risks include high pressure or irregularities in geological formations, blowouts, cratering, fires, shortages or delays in obtaining equipment and qualified personnel, equipment failure or accidents, and adverse weather conditions, such as winter snowstorms.  These risks can result in unfavorable events, or they may result in higher costs and operating delays.  We maintain very limited insurance coverage and such coverage may not be effective to fully compensate for these risks.  In many cases, such coverage is either not available or is not cost-effective in light of our operations in Ukraine.

Oil and Gas reserve risks

Proved oil and gas reserves are the estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Reserves are considered proved if economical production is supported by either actual production or conclusive formation tests. Reserves that can be produced economically through application of improved recovery techniques are included in the “proved” classification when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program is based. Proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods.

Sunrise emphasizes that the volumes of reserves are estimates which, by their nature, are subject to revision. These estimates were made using available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data. In addition, our reserves are contained in carbonate reservoirs, and there is substantial uncertainty with regard to carbonate reservoirs as compared to sandstone reservoirs.

Marketing and oil prices

Our future success is dependent on being able to transport and market our production either within Ukraine or preferably through export to international markets.  Thus, our revenues could be adversely affected by issues which are outside of our control relating to the crude oil transportation infrastructure both within and outside Ukraine. The exportation of oil from Ukraine depends on access to transportation routes, primarily pipeline systems, which can have limited available capacity and are subject to other restrictions.  Pipeline access is the preferred and most cost effective method to sell crude oil production to world export market, and thus the Company is subject to the risk that unless the Company obtains access to pipelines to transfer crude oil out of Ukraine, the price at which the Company sells its crude oil may remain well below world market prices.  We currently do not have a long-term contract for the transportation or sale of our crude oil.  We are producing our oil into the early production facility where it is temporarily stored until it transferred to particular buyers. Our longer-term plans include the shipment of oil by pipeline.  We would expect the implementation of these plans to result in higher realized prices than our current marketing arrangements, but we cannot be assured that we will be successful in implementing these plans.

The prices we have received thus far for the sale of our crude oil are significantly less than the full world market price for crude oil. We believe the primary reason we have not received the full world market price is because we have not yet been able to produce crude oil in sufficient quantities to attract customers that supply the world oil markets.  Unless and until such time as we are able to produce crude oil in sufficient quantities to attract such customers the price at which we are able to sell our production may be significantly lower than the full world market price, and the Company will be at a competitive disadvantage compared to other exploration and production companies that receive full world market price for their crude oil.

In addition, prices of oil and gas are subject to significant volatility in response to changes in supply, market uncertainty and a variety of other factors beyond our control.  There are currently no economic markets for our natural gas production and our gas reserves have been given no value in the future net cash flow data presented in this Report.

Limited operating history; anticipated losses; uncertainly of future results

The Company has a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that the Company will effectively execute its business plan or manage any growth of the business, or that the Company’s future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the demand for the Company’s products, the level of product and price competition, the Company’s success in setting up and expanding distribution channels, and whether the Company can control costs.

Many of these factors are beyond the control of the Company. In addition, the Company’s future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in the oil and gas industry, which is characterized by intense competition, rapid technological change, highly litigious competitors and significant regulation.

Political Risks

The market in Ukraine is monitored by the government, which could impose taxes or restrictions at any time which would make operations unprofitable and infeasible and cause a write-off of capital investment in Ukrainian opportunities.

A number of factors, beyond the Company’s control and the effect of which cannot be accurately predicted may affect the marketing of the Company’s operations. These factors include political policy on foreign ownership, political policy to open the doors to foreign investors, and political policy on oil and gas production and exports.

Risks Associated with International Markets

The Company transactions have thus far been entirely within Ukraine. However, the future success of the Company will depend in part on its ability to generate sales on international markets. There can be no assurance, however, that the Company will be successful in generating these sales. In addition, these will be subject to a number of risks, including: foreign currency risk; the risks that agreements may be difficult or impossible to enforce and receivables difficult to collect through a foreign country’s legal system; foreign customers may have longer payment cycles; or foreign countries could impose withholding taxes or otherwise tax the Company’s foreign income, impose tariffs, embargoes, or exchange controls, or adopt other restrictions on foreign trade. In addition, the laws of certain countries do not protect the Company’s offerings to the same extent as the laws of the United States. The Company has taken steps to mitigate these risks through profit sharing agreements with domestic Ukrainian companies, but there can be no assurance in the adequacy of these protection measures.

Although not all of our present officers or directors are key to our continuing operations, we rely upon the continued service and performance of these officers and directors, and our future success depends on the retention of these people, whose knowledge of our business and whose technical expertise would be difficult to replace. At this time, none of our officers or directors is bound by employment agreements, and as a result, any of them could leave with little or no prior notice.

Competition for qualified individuals is likely to be intense, and we may not be able to attract, assimilate, or retain additional highly qualified personnel in the future. The failure to attract, integrate, motivate and retain these employees could harm our business.

Regulation

Although we will be subject to regulation under the Securities Exchange Act of 1934, management believes that we will not be subject to regulation under the Investment Company Act of 1940, insofar as we will not be engaged in the business of investing or trading in securities. In the event that we engage in business combinations which result in us holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act of 1940, meaning that we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the Securities and Exchange Commission as to the status of our company under the Investment Company Act of 1940 and, consequently, any violation of such act would subject us to material adverse consequences.

Exposure to foreign exchange rate fluctuations

With the majority of our operations being located in Ukraine, the majority of our revenues and expenses are denominated in Ukrainian Hrivnas. Some of our revenues in 2005 may also be denominated in Euro and the US dollars. We currently do not and do not plan in the near future to engage in hedging our exposure to changing foreign exchange rates. Any unfavorable changes in the relevant foreign exchange rates may have a material effect on our financials and performance.

Indemnification of Directors, Officers and Others

Our by-laws contain provisions with respect to the indemnification of our officers and directors against all expenses (including, without limitation, attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that the person is one of our officers or directors) incurred by an officer or director in defending any such proceeding to the maximum extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Future Dilution

Our statutory documents authorize the issuance of 75,000,000 common shares, each with a par value of $0.001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Anti-Takeover Provisions

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws or corporate charter. Without any anti-takeover provisions, there is no deterrent for a take-over of the Company, which may result in a change in our management and directors.

Reports to Security Holders

Under the securities laws of Delaware, we are not required to deliver an annual report to our shareholders but we intend to send an annual report to our shareholders.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Introduction

The following discussion and analysis addresses changes in our financial condition and results of operations during the year ended December 31, 2005 and periods ended September 30, 2006 and 2005.

Management’s key objectives for nine months period of 2006 were:

•	Drill approximately 75% of the projected depth of Well #21 of the Company’s Karaikozovsk property;

•	Drill approximately 30% of the projected depth of Well #1 of the Company’s Peremishlyansk property;

•	Complete the acquisition of Pari Ltd.;

•	Commence geological and research works on Rogan and Rakitnyansk properties;

•	Commence the construction of access roads and other infrastructure on the Company’s Chukvinsk property.

We believe that these key objectives were achieved during the nine months period of 2006. Our 2006 strategy for the Karaikozovsk field includes the completion and launch of Well #21. We also intend to conduct limited reservoir stimulation on Well #2 to increase the production. We will also focus on the exploration drilling on the Peremishlyansk field and construction of infrastructure on the Chukvinsk property.

In addition, we will continue the exploration activities on the Rogan and Rakitnyansk properties aiming to establish the optimal reservoir development scenarios.

Current Activities

During 2005 and nine months of 2006, our production came primarily from Well #2 of Karaikozovsk block which produced at the average rate of around 105BOPD with only sporadic inflows from Well #3 which underwent continued repair and the pay interval stimulation throughout the first half of 2006. In the 3rd quarter of 2006 the production from Well#3 stabilized at the level of 35BOPD.

Esko-Pivnich, the Company’s wholly owned subsidiary is currently completing the drilling of Well #21 on Karaikozovsk block. Of the projected depth of 4810m (15,777ft) the Company drilled approximately 3800m (12,464ft) which represents approximately 79% of the projected depth. The Company plans to complete the drilling of the Well #21 in the fourth quarter of 2006. The drilling completion will be followed by the extensive testing of the well. We expect that the well may be launched into commercial production during the first half of 2007.

On March 20, 2006, Pari, Ltd., a wholly owned subsidiary of Sunrise Energy Resources, Inc., commenced the preparatory work to drill its first exploration well on the Peremishlyansk block which has possible gas reserves of approximately 420 BCF. The drilling contract has been signed with GP "ZakhidUkrGeologiya", a Ukrainian drilling contractor. The well is designed to be approximately 3700m (12,139 ft) deep. As of September 30, 2006, the Company has drilled approximately 1500m (4927ft) of Well #1 of the Peremishlyansk property which represents approximately 40% of its design depth.

Results of Operations

Oil and gas production and revenue

The crude oil balances as of September 30, 2006 and December 31, 2005 amounted to 3,251 and 533 Bbls, respectively.

During the nine months ended September 30, 2006 and 2005, Esko Pivnich produced 25,810 (2005: 32,984) barrels (“Bbls”) of crude oil and 20,462 (2005: 50,029) thousands of cubic feet (“MCFs”) of natural gas, respectively.

We recognize revenue from the sale of oil when the purchaser takes delivery of the oil at the field. During the nine months period ended September 30, 2006 and 2005, Esko Pivnich sold its internally produced 23,125 (2005: 33,748) Bbls of crude oil at the average prices of $56 (2005: $44) per barrel translating into net revenues from sales of internally produced oil of $1,305,351 (2005: $1,384,842). Also for the nine months ended September 30, 2006 and 2005 the Company sold 20,462 (2005: 50,029) MCFs of internally produced gas at average prices of $1.38 (2005: $0.89) per MCF translating into revenues of $28,318 (2005: $44,348).

Additionally during the nine months ended September 30, 2006 we sold 2,188 bbls of purchased crude oil at the average price of $54.87 per barrel translating into revenues of $120,174. Cost of sales amounted to $116,637.

All sales agreements were short-term in nature, with the extension option by mutual agreement of the parties. Our crude oil and natural gas are sold at the pipeline measuring node and are subject or free of any transportation costs depending on the terms of specific customer agreements.

Exploration

An exploration expense, which includes geological and geophysical expense and the cost of unsuccessful exploratory wells, is recorded as an expense in the period incurred under the successful efforts method of accounting. During the periods ended September 30, 2006 and 2005 we incurred $161,742 and $236,210, respectively in exploration expenses. The Company expects significant exploration expense in 2007-2008 due to the new operating licenses obtained in 2004-2005, and significant investment obligations attached to them, based on the concluded license agreement with the Ministry of Resources of Ukraine (see above).

During the periods ended September 30, 2006 and 2005, the Exploration and Resource taxes, amounted to $282,827 and $340,257, respectively.

Other operating income for the period ended September 30, 2006 was mostly due to change in provision for doubtful accounts of $22,531 which resulted from the repayment of amount receivable from Vector NDI for office rent services prepaid by the company during 2004.

Depreciation, depletion and amortization

Depreciation, depletion and amortization (“DD&A”) of oil and gas properties is calculated under units of production method, following the successful efforts method of accounting, as described in Note 1 of the Notes to Consolidated Financial Statements. As at the date of this report no such costs were incurred.

Oil and gas production equipment and workover costs were the main contributor into the depreciation expense for the periods ended September 30, 2006 and 2005 in the total amounts of $229,899 and $206,648. The increase in the depreciation expense during the nine months period of 2006 as compared to the respective period of 2005 is primarily due to the launching of storage and separation facility as well as due to workover costs capitalized in the second half of 2005.

Sales, general and administrative expenses

Sales, general and administrative expenses for the periods ended September 30, 2006 increased to $543,887 from $508,769 for the period ended September 30, 2005 mainly due to the increase in payroll and related taxes of $202,419 (2005: $123,710), legal and audit services of $78,476 (2005: $30,952) and other professional services of $108,018 (2005: $72,514).

Interest income (expense)

Interest expense (net) for the periods ended September 30, 2006 and 2005, amounted to $182,379 and $99,602, respectively.

Interest expense for the period ended September 30, 2005 related primarily to the credit line facility obtained from AB Clearing House at 26% per annum. During the nine months ended September 30, 2006 the interest expense was primarily due to amounts received by the Company under a 10% convertible notes, as well as to a long term loan obtained from Zaccam Trading (a related party) at 3% and interest accrued on amounts received from former shareholders at weighted average LIBOR rate for the respective period.

Long term credit line facility

On March 5, 2005 the Company entered into an agreement with Zaccam Trading, Ltd. (a related party) to obtain a long term credit line with indebtedness limit of up to $5 million, bearing interest at 3% per annum and due on March 5, 2015. Interest is charged on the actual amount of debt for the period of using the funds. Proceeds were mainly used to finance construction workovers on Well#21 of the Karaikozovsk property.

Convertible Notes

Effective March 30 and June 6, 2006, Sunrise Energy Resources, Inc. executed two separate Convertible Note Subscription Agreements with Millington Solutions Limited to complete a $1.0 million and $2.0 million private placement financing in the form of 10% convertible notes and $1 million Subscription Agreement in the form of 6% convertible note. As of September 30, 2006, the Company has received several tranches aggregating to $917,200, which are covered by the $1.0 million Subscription Agreement effective March 30, 2006, a tranches totaling to $1,928,300 covered by the $2.0 million Subscription Agreement effective June 6, 2006 and $150,00 under the 6% Convertible notes covering $1 million Subscription Agreement. Each tranche will mature in 3 years of the receipt of funds. The interest will accrue at the rate of 10% and 6% per annum, depending on the terms of Agreement for each tranche on the unconverted amount and will be payable annually on each 12 month anniversary of each tranche until conversion or maturity. The Notes can be converted to the Company's Common stock at a conversion price of $2.20 for the 10% notes and 1.40 for the 6% notes at the holder's option, at any time until the maturity date of each tranche. For Notes converted between interest due dates, the interest will be accrued pro-rata and paid in the form of additional shares of the Company's Common stock. The number of such additional shares will be calculated at the same conversion price.

Liquidity and Capital Resources

Since inception, we have financed our operations from private sources. We anticipate continuing losses in the near future while Esko Pivnich and Pari establish steady production of oil and gas in Ukraine. As at September 30, 2006, the Company had total current assets of $2,656,205 and total current liabilities of $3,113,974, respectively. As at September 30, 2006, the Company had cash balances of $10,625 and a working capital deficit of $457,769, respectively.

We are currently discussing various financing options with private investors, including with certain of the Company’s shareholders, however, no assurance can be given as to if, when and under what terms such new financing may be received by the Company. Failure to timely receive such financing may cause us to significantly curtail or altogether suspend our capital expenditure program. This may, in turn, have material adverse effect on our production activities.

On September 7, 2006, The Company and Dutchess entered into an Agreement whereby the Company will, pursuant to the terms and conditions of the Agreement have access to $20,000,000 equity line of credit. As part of the Agreement the Company is obligated to register shares of common stock to have in reserve for issuance pursuant to the Registration Rights Agreement entered into as part of this transaction. No assurance can be given as to if and when the Company’s Registration Statement for the above shares filed with the Securities and Exchange Commission will be effective. If we are unable to timely register the above shares we will not receive the funds under the above equity line of credit which may cause us to curtail or altogether suspend our capital expenditure program. This may, in turn, have material adverse effect on our production activities.

Cash flow

Cash (used in)/provided by operating activities during the periods ended September 30, 2006 and 2005 amounted to $(666,226) and $483,026, respectively. Significant cash outflow for the nine months of 2006, as compared to the respective period of 2005, was primarily caused by the increase in inventory balance of $402,165 (2005: $22,754), taxes receivable of $589,103 (2005: $29,645) as well as due to the reduction of accounts payable of $384,273 (2005: increase of $206,053). The above items overweighed the cash inflows that were mostly due to decrease in accounts receivable of $527,830 (2005: increase of $36,802) and increase in other accounts payable of $378,390 (2005: increase of $212,928).

During the nine months ended September 30, 2006 cash provided by financing activities in an amount of $3,592,649 was due to financing obtained under the convertible notes received in the amount of $2,995,500 and long term loan received in an amount of 1,112,000 (2005: $100,000), and mainly was used to finance construction workovers, as well as to repay short term loan payable to AB Clearing House resulting in cash outflow of $514,851. In addition, such amounts were partly used to service the negative cash flow from operations.

During the nine months ended September 30, 2006 and 2005, the Company invested in workovers a total amount of $2,922,497 and $623,919, respectively, which was financed by the above mentioned convertible notes and the long term loan. Cash inflow recorded on the acquisition of Pari amounted to $4,549.

Cash Requirements

The Company anticipates it will require approximately $6,700,000 in 2007 to implement its capital expenditure program for the properties covered by the licenses and for the drilling of Well #21 on the Karaikozovsk property and Well#1 on the Peremishlyansk property. The Company believes it will be able to raise these funds through equity, debt and convertible debt financing; however, there is no assurance that such funds will be raised and no certainty as to when such funds may be raised or on what terms.

Income Taxes, Net Operating Losses and Tax Credits

Currently, the Company is liable for Ukrainian income tax at a rate of 25% of the pre-tax earnings as defined by applicable tax regulations under the Ukrainian income tax legislation. The taxation system in Ukraine is evolving as the central government transforms itself from a command to a market-oriented economy. Based on current tax law and the United States — Ukraine income tax treaty, the income tax paid in Ukraine may be credited against the Company’s tax liability when determining the Company’s US income taxes payable, if any.

Critical Accounting Policies and Recent Accounting Pronouncements

We have identified the policies below as critical to our business operations and the understanding of our financial statements. The impact of these policies and associated risks are discussed throughout Management’s Discussion and Analysis where such policies affect our reported and expected financial results. A complete discussion of our accounting policies is included in Note 1 of the Notes to Consolidated Financial Statements.

Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company incurred a net loss of $214,497 during the period ended September 30, 2006, and, as of September 30, 2006, the Company’s current liabilities exceeded its current assets by $457,769. Additionally, to fully develop the area covered by the Licenses, the Company needs substantial additional funding.

In view of the matters described in the preceding paragraph, recoverability of a substantial portion of the assets shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis. For the Company to meet its financing requirements, it would have to raise additional funds, primarily by way of equity contributions, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in its operations as a going concern:

o	The Company plans to continue to raise additional capital in the equity, debt and convertible debt markets as significant source of funding its development of the properties covered by the Licenses.

o	Based on its expected production capabilities from the expenditures that will be made as a result of equity and debt financing, the Company believes that it could generate adequate cash flow.

o	Additional funding requirements may also be necessary before the Company is able to rely solely on the cash flow resulting from the production achieved on its licensed properties.

Accordingly, our independent auditors included an explanatory paragraph in their report on the December 31, 2005 consolidated financial statements expressing concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Functional and Reporting Currency

The reporting currency of the accompanying consolidated financial statements is the US dollars. Ukrainian entities use Ukrainian Hrivna (UAH) as their functional currency since most of their revenues and operating expenses are denominated in Ukrainian Hrivnas. The Ukrainian Hrivna is not a fully convertible currency outside of Ukraine. The translation of Hrivna denominated assets and liabilities into US dollars for the purpose of these consolidated financial statements does not indicate that the Company could or will in the future realize or settle in US dollars the translated values of these assets and liabilities.

The prevailing exchange rates as at September 30, 2006 and December 31, 2005 were approximately 1 U.S. dollar to $5.0500 Ukrainian Hrivnas. For the periods ended September 30, 2006 and 2005, the average exchange rate for 1 U.S. dollar was $5.0500 and $5.1321Ukrainian Hrivnas, respectively.

Principles of Consolidation

The consolidated financial statements incorporate the financial statements of Sunrise Energy Resources Inc. and other enterprises, where the Company, directly or indirectly exercises control. Control is achieved where the Company has the power to govern the financial and operating policies of an invested enterprise so as to obtain benefits from its activities.

All significant intercompany transactions, balances and unrealized gains (losses) on transactions are eliminated on consolidation.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Oil and Gas Reserve Information

The information regarding our oil and gas reserves, the changes thereto and the estimated future net cash flows are dependent upon engineering, price and other assumptions used in preparing our annual reserve study. These estimates were prepared by the Company and have not been certified by an independent petroleum engineering firm. The Company plans to engage such appropriately qualified engineering firm to certify the estimates of our oil and gas reserves in accordance with applicable engineering standards and in accordance with the Securities and Exchange Commission guidelines. Changes in prices and cost levels, as well as the timing of future development costs, may cause actual results to vary significantly from the data presented. Our oil and gas reserve data represent estimates only and are not intended to be a forecast or fair market value of our assets.

Our oil and gas reserve data and estimated future net cash flows have been prepared assuming we are successful in timely renewal of operating license agreements and negotiating production sharing terms which will allow constant production rates for the expected 10 year period. In accordance with the effective PSA, the profit sharing rate payable by the Company after the initial investment has been recovered equals 20%. (See above detailed description of the main terms of the standardized production sharing agreements concluded with the State of Ukraine). Also in 2005 the Company had completed construction of its own gas separation facilities that allows the Company to reduce significantly its cost for services currently purchased under the production sharing agreement (PSA) from the state-owned entity, Okhtirkaneftegas, which is the counter party to the PSA.

Production sharing agreements are customarily awarded upon determination that the field is capable of producing commercial rates of production and that the applicant has complied with all other terms of its license and exploration contract. However, we are not guaranteed the right to a license renewal and production sharing agreements in the future. If we are not successful in negotiating operating license renewal and a production sharing agreements on acceptable terms, it would materially change our oil and gas reserve data and estimated future net cash flows.

Successful Efforts Method of Accounting

We will follow the successful efforts method of accounting for our investments in oil and gas properties, as more fully described in Note 1 of the Notes to Consolidated Financial Statements, following the completion of construction works on well #21 and launching it into commercial production. This accounting method has a pervasive effect on our reported financial position and results of operations.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.

Criterion (1) is met as every delivery is covered by a separate contract and the title passes to the customer only upon customer’s acceptance at point of destination, which is in compliance with criterion (2). Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered and accepted by its customers. In accordance with the Company’s standard contract terms, once delivered and accepted the product cannot be returned and no claims can be presented to the Company. The Company recognizes revenue on gross basis.

DESCRIPTION OF PROPERTY

Our facilities consist of offices in New York City and Kiev, Ukraine, as well as some production properties on the territory of Ukraine. Our executive office in New York is located at 551 Fifth Avenue, Suite 2020, New York, NY 10017, and consists of office space obtained under a sub-lease arrangement with Thor Capital, LLC. We are in the process of locating a long-term lease to accommodate our offices and personnel in New York.

Company’s offices in Ukraine are located at 10a Ryleeva Street Kiev, Ukraine. In addition, the Company’s subsidiary owns two operating wells, oil storage bunkers, workers accommodation huts, motor vehicles and supporting infrastructure and rents oil rigs.

Petroleum industry in Ukraine

Domestic Ukrainian extraction represents 21% - 24% (or 18 billion cu m) of demand for natural gas and 10% — 12% (or 4 million ton) of demand for crude oil. The supply-demand gap is addressed by imports. The imports mainly come from the neighboring Russia as well as from Kazakhstan and Turkmenistan which transship their oil & gas via Russia.

With its extensive network of oil and natural gas pipelines, Ukraine is a key transit state for Russian oil and natural gas exports bound for Europe. The continued increase in oil and natural gas production in Russia and in the Caspian Sea region should enable Ukraine to capture additional transit business from these regions. Ukraine is also looking to capture additional oil transit revenues by constructing the Pivdenny oil terminal and Odessa-Brody pipeline.

At present, Ukraine’s annual demand stands at around 70 billion cubic meters of natural gas and 32-34 million tons of crude oil. Average annual oil and gas extractions amount to 18 billion cubic meters of natural gas and 4 million tons of crude oil. Therefore, Ukraine’s extraction covers around 21-24% of the domestic demand for natural gas and 10-12% of the demand for crude oil. This internal demand stimulates domestic production in an effort to displace imports that primarily come from Russia and Turkmenistan.

There are three petroliferous provinces in Ukraine. They are located in the West (the Carpathian region), in the east (the Dnipro-Donetsk region), and in the south (the Black Sea and the Crimea region). According to various estimates, Ukraine’s hydrocarbon resources amount to approximately 7-8 billion tons of fuel equivalent. Ukraine counts at least 300 potentially economically viable oil and gas fields, of which around 200 have been developed.

Exploration and Producing Licenses

During 2004 the Company received geological and exploration license agreements to develop the Karaikozovsk, Rogan, Rakitnyansk, Peremishlyansk, Chukvinsk, Scheremetivsk, Niklovitsk and Pilipivsk fields. Particular information with respect to each of these licenses is listed in the following table:

No.	Date issued	Period	Block	Location	Acreage (acres)	Activities
# 2489	Dated 2 July 2004	Valid for: 5 (five) years	Karaikozovsk Field Geographical coordinates: Northern latitude: 1.50000'50" 2.50002'10" 3.49057'10" 4.49057'00" Eastern longitude: 35001'40" 35010'30" 35013'00" 35006'20"	Administrative district: Kharkiv Administrative region: Krasnokutsk Reference location: 10 km south of Krasnokutsk	20,000	Geological Exploration Including commercial and investigative mining development of natural gas, crude oil
# 2581	Dated 18 October 2004	Valid for: 5 (five) years	Rogan Field Geographical coordinates: Northern latitude: 1. 49054’50” 2. 49053’30” 3. 49051’20” 4. 49053’30”. Eastern longitude: 36030’40” 36042’10” 36039’50” 36029’00”	Administrative district: Kharkiv Administrative region: Kharkiv, Chuguev reference location: 2 km west of Krasnokutsk	12,850	Geological exploration including commercial and investigative mining development of natural gas, crude oil
# 2507	Dated 22 October 2004	Valid for: 5 (five) years	Rakitnyansk Field Geographical coordinates: Northern latitude: 1. 49054’20” 2. 49052’50” 3. 49051’00” 4. 49053’10 Eastern longitude: 35048’50” 25056’00” 35056’00” 35047’00”	Administrative district: Kharkiv Administrative region: Novodolazk, Valkiv	7,900	Geological exploration including commercial and investigative mining development of natural gas, crude oil
773076 Series AA	Dated 28 October	November 5 2004 - November 5 2009
Type of activity: prospecting (exploring) of natural resources geological support of geo-exploration works.
Drilling of wells for prospecting (exploration) purposes of oil and natural gas. Assembly and disassembly of drilling equipment for purposes of prospecting (exploring) of oil and gas.
Investigative and commercial mining of oil and gas deposits cementing of stabilizing columns, major repairs, conservation and plugging of oil and gas wells.

#775113 Series AA	Dated 28 October	October 28 2004 - October 2009	Construction activities
# 867363 Series AA	Dated 10 November	November 21 2004 - November 20 2009	Supplying of natural gas on an unregulated tariff basis

Pari
#2509	Dated 25 July 2004	Valid for: 5 (five) years
Niklovitsk field
Geographical coordinates:
Northern latitude:
1.4948’00’’
2.4948’38’’
3.4947’00’’
4.4947’38’’
5.4943’24’’
6.4942’48’’
Eastern longitude:
2318’46’’
2320’12’’
2321’00’’
2322’34’’
2325’06’’
2322’22’’
				Administrative district: Lviv Administrative region: Mostiskiy Location: 30 km north of Sambor city	Geological exploration including commercial and investigative mining development of natural gas, crude oil

#2510	Dated 22 July, 2004	Valid for: 5 (five) years	Peremishlyansk field Geographical coordinates: Northern latitude: 4938’30’’ 4940’00’’ 4931’30’’ 4930’30’’ Eastern longitude: 2429’00’’ 2438’30’’ 2440’00’’ 2432’00’’	Administrative district: Lviv Administrative region: Peremishlyanskiy Location: 65 km south-east of Lviv city	Geological exploration including commercial and investigative mining development of natural gas, crude oil

#2519	Dated 22 August, 2004	Valid for: 5 (five) years	Chukvinsk field Geographical coordinates: Northern latitude: 1.4925’58’’ 2.4925’00’’ 3.4922’50’’ 4.4923’44’’ Eastern longitude: 2309’26’’ 2312’07’’ 2310’16’’ 2307’48’’	Administrative district: Lviv Administrative region: Starosamborskiy Location: 12 km from Stariy Sambor railway station	Geological exploration including commercial and investigative mining development of natural gas, crude oil

#2611	Dated 18 November, 2004	Valid for: 5 (five) years
Pilipivsk field
Geographical coordinates:
Northern latitude:
1.4833’26’’
2.4835’58’’
3.4832’22’’
4.4828’58’’
5.4826’56’’
6.4826’04’’
7.4826’02’’
Eastern longitude:
2456’46’’
2502’52’’
2506’42’’
2508’00’’
2509’08’’
2510’34’’
2504’06’’
				Administrative district: Ivano-Frankivsk Administrative region: Kosivckiy, Kolomiiskiy Location: 7 km south-east of Kovalivka city	Geological exploration including commercial and investigative mining development of natural gas, crude oil

#2701	Dated 29 December, 2004	Valid for: 5 (five) years	Scheremetivsk field Geographical coordinates: Northern latitude: 1.4808’00’’ 2.4810’06’’ 3.4806’24’’ 4.4805’14’’ 2521’56’’ 2525’06’’ 2529’28’’ 2527’20’’	Administrative districtChernivetsk Administrative region: Vizhnitskiy, Kolomiiskiy Location: 27 km west of Storozhinets city	Geological exploration including commercial and investigative mining development of natural gas, crude oil

The following amounts of investments are required in accordance with the terms of the main exploration licenses agreements:

	Period	Amount
Rogan field	2005-2009	2,922,772
Rakitnyansk field	2005-2009	3,938,614
Karaikozovsk field	2005-2009	4,241,584
Peremishlyansk field	2004-2009	2,336,634
Chukvinsk field	2004-2009	1,544,554
Scheremetivsk field	2004-2009	712,872
Niklovitsk field	2004-2009	594,059
Pilipivsk field	2004-2009	475,248
Total		$16,766,337

As at December 31, 2005, the Company expended $999,220 all of which was related to Karaikozovsk license.

Proved reserves

We do not currently have proved reserves within the meaning of Regulation S-X.

The most developed Karaikozovsk deposit currently has 2 producing wells internally coded #2 and #3. During 2006, the wells exhibited the following rates:

•	Well #2 had daily flow rates averaging approximately 15 tons of oil per day (approximately 110 barrels of oil per day).

•	Well #3 had daily flow rates of around 5 tons of oil per day (approximately 36 barrels of oil per day)

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Except as discussed in this Prospectus, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. As at the date hereof, we do not have any policies in place with respect to whether we will enter into agreements with related parties in the future.

At present, the Company has no oil and gas operations in the United States and does not require significant office space. The Company has no lease arrangement regarding the office space in New York.

On September 1, 2006, the Company entered into a Placement Fee Agreement with Fifth Avenue Research and Advisory Group, Inc. (“Fifth Avenue”) pursuant to which Fifth Avenue is entitled to receive a placement fee from the Company in the event any investor introduced by Fifth Avenue commits an investment to the Company. The amount of the placement fee shall be calculated as follows: (i) any amounts below US$5,000,000, a placement fee of 5% of the amount invested; (ii) Incremental amounts between US$5,000,000 and US$10,000,000, a placement fee of 4% (four percent) of the incremental invested amount; (iii) Incremental amounts between US$10,000,000 and US$15,000,000, a placement fee of 3% (three percent) of the incremental invested amount; (iv) Incremental amounts between US$15,000,000 and US$20,000,000, a placement fee of 2% of the incremental amount invested plus 1.5% (one and a half percent) of the Common Stock in the Company on a fully diluted basis

The above placement fee structure shall separately apply to each investor introduced to the Company by Fifth Avenue who consummates an investment transaction with the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Our common stock is listed on the OTC Bulletin Board quotation system under the symbol SEYR.OB. On or about February 1, 2005 Nevwest Securities, a NASD member firm filed Form 15c211 with the NASD to initiate quotation of our post transaction stock on the OTCBB quotation system. Our common stock began quotation on the OTC Bulletin Board on or about May 23, 2005.

The following quotations reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices of our common stock (obtained from Bloomberg) for the periods indicated below are as follows:

OTC Bulletin Board

Quarter ended	High	Low

June 30, 2005	$0.2	$0.2

September 30, 2005	$2.03	$1.75

December 31, 2005	$0.7	$0.7

March 31, 2006	$1.0	$0.55

June 30, 2006	$1.0	$0.55

September 30, 2006	$1.01	$0.60

October 1, 2006 thru February 5, 2007	$1.00	$0.65

Computershare Trust Company Inc., located at 350 Indiana Street Suite 800 Golden Colorado 80401 (Tel 303-262-0600 Fax 303-262-0700) is the registrar and transfer agent for our common shares. As of February 6,2007, we had 17,161,014 shares of common stock outstanding or committed for issuance, and approximately 1,400 stockholders of record. This number of stockholders does not include stockholders who hold our securities in street name.

EXECUTIVE COMPENSATION

During the nine months ended September 30, 2006, the Company paid subsidiary’s senior management nominal rates which are comparable with the basic salaries in Ukraine. The Company estimates the fair value of the management compensation for the first quarter of 2006 to be not materially different from these accrued ones:

Name and principal position	Actual Monthly Salary
Konstantin Tsirulnikov, CEO of Sunrise Energy Resources, Inc.	$ 4,800
Roman Livson, CFO of Sunrise Energy Resources, Inc.	$ 6,500
Leon Golden, Independent Director, Sunrise Energy Resources, Inc.	Nominal subject to review
Abraham Bennun, Independent Director, Sunrise Energy Resources, Inc.	Nominal subject to review
David A. Melman, Independent Director of Sunrise Energy Resources.Inc	$ 2,083
Vyacheslav Chuchminov, CEO, Esko Pivnich	$ 500
Taras Burdeniy, CFO, Esko Pivnich	$ 500
Raisa Volodarskaya, Chief Accountant	$ 750
Total	$ 15,133

The Company has not entered into any definitive employment or compensation agreements with its senior management. There were no stock options outstanding as at February 5, 2007.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE DIRECTORS AND STOCKHOLDERS OF SUNRISE ENERGY RESOURCES, INC AND SUBSIDIARIES:

We have audited the accompanying consolidated balance sheet of Sunrise Energy Resources, Inc. and Subsidiaries (“the Company”) as of December 31, 2005, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Energy Resources, Inc and Subsidiaries at December 31, 2005, and the related consolidated results of their operations and cash flows for the years ended December 31, 2005 and December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $586,795 during the years ended December 31, 2005, and, as of December 31, 2005, the Company’s current liabilities exceeded its current assets by $1,493,592. These factors, among others, including the Company’s ability to develop the properties for which the Company has licenses, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As stated in footnote 27, the consolidated statement of changes in stockholder’s equity has been restated to give effect to the reverse acquisition on a proforma basis as of 2003 and the statement of cashflows for 2004 has been restated to reclassify transactions related to the reverse acquisition.

John A. Braden & Company, PC

Houston, Texas
March 27, 2006 except for note 28 which is as of January 23, 2007

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED BALANCE SHEETS (Restated)
(Expressed in US Dollars)

December 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,419
Accounts receivable - related party	720,797
Other accounts receivable and prepayments	760,797
Other accounts receivable - related party	122,574
Inventories	159,266
Taxes receivable	185,736

Total current assets	1,952,589

NONCURRENT ASSETS
Property, plant and equipment, net	951,025
Long-term financial investments	1,980
Deferred tax asset	73,319

TOTAL ASSETS	$2,978,913

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$218,104
Accounts payable - related party	592,554
Taxes payable	905,731
Short term bank loans	514,851
Short term notes payable	19,598
Other accounts payable and accruals	414,577
Other accounts payable - related party	244,191
Prepayments for oil and gas	500,867
Interest payable	17,711
Profit interest payable	17,997

Total current liabilities	3,446,181

Long-term payable	745,247

Commitments and Contingencies (Note 23)	--

STOCKHOLDERS’ EQUITY
Common Stock, $.001 par value, 75,000,000 authorized, 17,000,000 issued and outstanding	17,000
Additional Paid-in-Capital	(15,623)
Retained earnings (Accumulated deficit)	(1,181,700)
Accumulated other comprehensive income - foreign currency	(32,192)
Total stockholders' equity (deficit)	(1,212,515)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,978,913

SUNRISE ENERGY RESOURCES INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars except share amounts)

	For the years ended December 31
	2005	2004
REVENUES
Produced oil & gas	$1,762,631	$196,891
Purchased oil & gas	127,849	-

	1,890,480	196,891
COST OF SALES	(127,561)	-

	1,762,919	196,891

Operating expenses	(1,010,008)	(182,870)
Depreciation expense	(318,109)	(256,528)
Other operating expenses	(83,933)	(310,643)
Sales, general and administrative expenses	(715,885)	(126,406)

OPERATING LOSS	(365,016)	(679,556)

OTHER INCOME (EXPENSE)
Interest income	484	80,328
Interest expense	(142,527)	(51,036)
Foreign exchange (loss) gain	(1,254)	321
Other expenses	(16,018)	(94)

(LOSS) INCOME BEFORE TAX	(524,331)	(650,037)

INCOME TAX	(62,464)	57,556

NET LOSS	$(586,795)	$(592,481)

Other comprehensive loss
Foreign currency translation loss	(32,192)	-

COMPREHENSIVE LOSS	(618,987)	(592,481)

BASIC LOSS (EARNINGS) PER SHARE	$(0.04)	$(0.04)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	17,000,000	17,000,000

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (RESTATED)
(CAPITAL DEFICIT)
(Expressed in US Dollars except share amounts)

	Common		Accumulated	Retained	Additional	Total
	Stock		Other	Earnings	Paid-in	Stockholder's
			Comprehensive		Capital	Equity
	Shares	Amount	(Loss)	(Accumulated		(Capital
				Deficit)		Deficit)

BALANCE, DECEMBER 31, 2002 (RESTATED)	10,479,900	$10,480	-	$535,507	$(9,103)	$536,884

Net (loss) for the year	-	-		(487,045)		(487,045)

BALANCE, DECEMBER 31, 2003 (RESTATED)	10,479,900	10,480	-	48,462	(9,103)	49,839

Common Stock of the accounting target outstanding on the reverse merger date (RESTATED)	6,520,100	6,520	-	-	(6,520)	-
Pre-acquisition deficit of Sunrise Energy Resources, Inc.	-	-	-	$(50,886)	-	(50,886)
Net (loss) for the year	-	-	-	(592,481)	-	(592,481)

BALANCE, DECEMBER 31, 2004	17,000,000	17,000	-	(594,905)	(15,623)	(593,528)

Net loss for the year	-	-	-	(586,795)	-	(586,795)
Comprehensive loss for the year	-	-	(32,192)	-	-	(32,192)

BALANCE, DECEMBER 31, 2005	17,000,000	$17,000	$(32,192)	$(1,181,700)	(15,623)	$(1,212,515)

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
(Expressed in US Dollars)

	For the years ended December 31
	2005	2004 (RESTATED)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(586,795)	$(592,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	318,109	256,528
Loss on disposal of fixed assets	27,199	18,541
Provision for doubtful accounts	58,542	4,910
Deferred tax (gain)	(56,101)	(57,669)
Net accrued interest	3,964	(5,022)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(70,892)	251,744
(Increase) in other accounts receivable and prepayments	(242,679)	(439,482)
(Increase) decrease in inventories	(123,235)	22,569
(Increase) decrease in taxes receivable	(61,700)	47,048
Increase (decrease) in accounts payable	204,466	(329,785)
Increase in taxes payable	149,947	260,893
Increase in other accounts payable and accruals	384,742	161,741
Increase in prepayments for oil and gas	416,049	84,818
Increase in profit interest payable	17,711	--
	439,327	(315,647)

CASH PROVIDED BY FINANCING ACTIVITIES:
Long term loans received	279,900	--
Short term loans received	--	489,974
	279,900	489,974

CASH USED IN INVESTING ACTIVITES:
Purchase of property, plant and equipment	(747,599)	(163,489)
Cash inflow on the acquisition of Sunrise Energy Resources Inc.	--	1,942
	(747,599)	(161,547)

EFFECT OF EXCHANGE RATE CHANGES	16,709	343

INCREASE (DECREASE) IN CASH:	(11,663)	13,123
CASH, at the beginning of the period	15,082	1,959

CASH, at the end of the period	3,419	$15,082

INCOME TAX PAID	$117,224	$113

INTEREST PAID	$123,157	$51,046

1.	NATURE OF BUSINESS

All of the operating activities of Sunrise Energy Resources Inc. are conducted through its wholly owned subsidiary, TOV Energy-Servicing Company Esko Pivnich (“Esko Pivnich”), a Ukrainian Closed Joint Stock Company (CJSC) established on January 20, 2000 under the laws of Ukraine. The primary business activities of Esko Pivnich are oil and gas exploration, production and distribution in the country of Ukraine.

The current principal activities of Esko Pivnich are conducted in the form of production sharing agreements (PSA), which as of December 31, 2005 included the following:

Operating Entity	Principal Activity	Country of incorporation	Capital Contribution, %	Profit Sharing, %
Esko Pivnich	Marketing and distribution of crude oil and natural gas	Ukraine	-	-
PSA # 01-SD dated April 26, 2000	Extraction of crude oil and natural gas	Ukraine	100%	60%
PSA # 35/970-SD dated August 19, 2004	Extraction of crude oil and natural gas	Ukraine	80%	80%

In addition, during the periods presented, the Company purchased and resold oil and gas as a trading company.

Sunrise Energy Resources Inc. is currently registered at the following address: 551 Fifth Avenue, Suite 601, New York, New York 10017.

Esko Pivnich is registered at the following address: 10a Rileeva St., Kiev, Ukraine. The company conducts its operations from the same address.

The number of employees of the Company at December 31, 2005 and 2004 was 46 and 20, respectively.

2.	PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation - These consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Going concern — The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company incurred a net loss of $586,795 during the year ended December 31, 2005, and, as of December 31, 2005, the Company’s current liabilities exceeded its current assets by $1,493,592. Additionally, to fully develop the area covered by the Licenses, the Company needs substantial additional funding.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, primarily by the Company’s ability to raise additional funds in equity markets, to maintain present financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence.

o	The Company plans to continue to raise additional capital in the equity markets as significant source of funding the development of the Licenses.

o
Based on its expected production capabilities from the expenditures that will be made as a result of equity and debt financing, the Company believes that it could generate adequate cash flow. Additional funding requirements may also be necessary before the Company is able to rely solely on the production from the licensed properties for the cash flow of the Company.

Use of Estimates and Assumptions - The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates.

Functional and Reporting Currency - The reporting currency of the accompanying consolidated financial statements is the US dollars. Ukrainian entities use Ukrainian Hrivna (UAH) as their functional currency since their most revenues and operating expenses are denominated in Ukrainian Hrivnas. The Ukrainian Hrivna is not a fully convertible currency outside of the territory of the Ukraine. The translation of Hrivna denominated assets and liabilities into US dollars for the purpose of these consolidated financial statements does not indicate that the Company could or will in the future realize or settle in US dollars the translated values of these assets and liabilities.

The prevailing exchange rate at December 31, 2005 was approximately 1 U.S. dollar to 5.0500 Ukrainian Hrivnas. For the years ended December 31, 2005 and 2004, the average exchange rate for 1U.S. dollar was 5.1116 and 5.3064 Ukrainian Hrivnas, respectively.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements incorporate the financial statements of Sunrise Energy Resources Inc. and other enterprises, where the Company, directly or indirectly exercises control. Control is achieved where the Company has the power to govern the financial and operating policies of an investee enterprise so as to obtain benefits from its activities. All significant intercompany transactions, balances and unrealized gains (losses) on transactions are eliminated on consolidation.

Revenue Recognition - For revenue from product sales, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.

Criterion (1) is met as every delivery is covered by a separate contract and the title passes to the customer only upon customer’s acceptance at point of destination, which is in compliance with criterion (2). Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered and accepted by its customers. In accordance with the Company’s standard contract terms, once delivered and accepted the product cannot be returned and no claims can be presented to the Company. The Company recognizes revenue on gross basis.

The Company has revenue from the sale of petroleum products produced from the properties for which the Company has production sharing agreements (Note 4 and Note 23) and from products purchased from third parties. At present, the Company has been unable to estimate the quantity of its proved reserves. We plan to estimate our proved reserves for Karaikozovsk property once we complete Well #21 of Karaikozovsk block.

Property, Plant and Equipment - As of the dates of the financial statements most assets capitalized are directly related to above ground storage, distribution and production facilities. The Company has adopted the policy of accounting for oil and gas properties using the successful efforts method of accounting whereby property acquisitions, successful exploratory wells, all development costs, and support equipment and facilities are capitalized. Unsuccessful exploratory wells are expensed when a well is determined non-productive. Other exploratory expenditures, including geological and geophysical costs are expensed as incurred. Depreciation, depletion and amortization of capitalized costs is calculated based on useful economic life of the resulting assets. Capitalized Lease/Concession acquisition costs are depreciated over the life of the related drilling rights.

Production and related overhead costs are expensed as incurred. Depreciation of assets not directly associated with oil production and certain workover costs on properties has been calculated on a straight-line basis over the economic lives of such assets, estimated to be in the following ranges:

Property and Equipment	2 years
Office Improvements	4 - 5 years
Computer Equipment	3 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the income statement.

In accordance with SFAS 144, we test our long-lived assets for impairment by comparing the carrying value of the assets with the undiscounted expected cashflows from the investments. In the event, the aggregate undiscounted expected cashflows from the investments are below the carrying value of the above investments, the unamortized costs of such fixed assets will be reduced to their fair value. Simultaneously, we will recognize the impairment loss as the amount by which the fair value of the investments exceeds their carrying value.

We assess unproved properties on an annual basis to determine whether they have been impaired. If we drill a dry well on a property and elect to abstain from further drilling on this property, the above property will be deemed impaired and we will recognize the impairment loss. Costs related to infrastructure are evaluated by the management based on continuing valuation and future benefit to the Company. If such assets are determined to have lost value, we will recognize impairment at the time.

As of December 31, 2005 and December 31, 2004 the Company had capitalized the following exploratory well costs that were pending the determination of proved reserves.

	2005	2004

Beginning balance at January 1	$116,031	$-

Additions to capitalized exploratory well costs pending the determination of proved reserves	137,220	116,031

Reclassifications to wells, facilities, and equipment based on the determination of proved reserves

Ending balance at December 31	$253,250	$116,031

The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of projects for which exploratory well costs have been capitalized for a period greater than one year since the completion of the drilling.

	2005	2004

Capitalized exploratory well costs that have been capitalized for a period of one year or less	$137,220	$116,031

Capitalized exploratory well costs that have been capitalized for a period greater than one year	116,031

Balance at December 31	$253,250	$116,031

Number of projects that have exploratory well costs that have been capitalized for a period greater than one year	1	1

The above disclosures do not include the drilling costs of Well #21 of Karaikozovsk property that was not completed as at December 31, 2005. Well #2 and #3 are deemed to be part of the same project as the wells will be operated with shared infrastructure once Well #21 is completed, We intend to estimate the reserves of Karaikozovsk block upon completion of drilling of Well #21,

Leasing - Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risk and rewards of ownership to the lessee. All other leases are classified as operating leases.

There were no assets held under financial leases. Operating leases are expensed in the period in which they are incurred.

Inventories - Inventories are stated at the lower of cost or net realizable value. Cost comprises direct cost of extracted oil and gas, its transportation and handling physically in the pipelines or storages prior to the delivery for sale. Inventory also includes various supplies and spare parts.

Cost is calculated using weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Accounts Receivable - Accounts receivable are stated at their net realizable value after deducting provisions for uncollectible amounts.

Cash and Cash Equivalents - Cash include petty cash and cash held on current bank accounts. Cash equivalents include short-term investments with an original maturity of three months or less that are readily convertible to known amount of cash which are subject to insignificant risk of changes in value. Cash and cash equivalents as of December 31, 2004 consisted mainly of the UAH and USD denominated current accounts.

Loans and Other Borrowings - All loans and borrowings are recorded at the proceeds received, net of direct issue costs.

Borrowing Costs - Borrowing costs are recognized as an expense in the period in which they are incurred.

Trade and Other Payables - Liabilities for trade and other amounts payable are stated at their nominal value.

Value added tax on purchases and sales - Value added taxes (VAT) related to sales is payable to tax authorities upon collection of receivables from customers. VAT on purchases is offset against VAT collected from sales. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases which have not been settled at the balance sheet date, (VAT deferred) is recognized in the balance sheet on a gross basis and disclosed separately as a current asset and liability. Where provision has been made against debtors deemed to be uncollectible bad debt expense is recorded for the gross amount of the debtor, including VAT. The related VAT deferred liability is maintained until the debtor is settled or until the debtor is written off for statutory accounting purposes.

Income Taxes - Income tax has been computed based on the results for the year as adjusted for items that are non-assessable or non-tax deductible.

The Company has adopted Financial Accounting Standards No. 109 (“SFAS 109”), under which the deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its tax assets and liabilities on a net basis.

Deferred tax is calculated at rates that are expected to apply to the period when the asset is realized or the liability is settled. It is charged or credited to the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Fair value of Financial Instruments — The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of financial instruments approximate their carrying values due to the immediate or short term maturity of these financial instruments.

Earnings (Loss) per Share - Earnings (loss) per share are computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share are calculated by dividing the net income (loss) available to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

Because the reverse merger was effective December 31, 2004 the 2004 earnings (loss) per share is calculated as if the total shares as of the end of the year were outstanding during the entire year. Prior period earnings (loss) per share are not presented.

Comprehensive Income - Statement of SFAS 130, “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Foreign exchange measurement gains and losses of the Company are reflected in Comprehensive gains and losses.

Prior to September 30, 2005, foreign exchange measurement losses were immaterial. They have been included in net income and loss as of December 31, 2004. In 2005 they are shown as a factor of comprehensive income.

Retirement Benefit Costs - The operating divisions of the Company situated in Ukraine contribute to the state pension, medical and social insurance and employment funds on behalf of all its current employees. Any related expenses are recognized in the income statement as incurred.

Segment Reporting - The Company’s business operations are located in Ukraine and relate primarily to marketing and distribution of crude oil and natural gas products. Therefore, business activities are subject to the same risks and returns and addressed in the consolidated financial statements of the Company as one reportable segment.

Reclassifications - Certain reclassifications were done to the 2003 consolidated financial statements in order to present comparative figures in line with 2005 and 2004 consolidated financial statements.

New accounting pronouncements — In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, Accounting changes, and SFAS No. 3, Reporting Accounting Changes in Internal Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to the prior periods` financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopts SFAS No. 154 on January 1, 2006. Any impact on the Company’s consolidated results of operations and earnings per share will be dependent on the amount of any accounting changes or corrections of errors whenever recognized.

4.	PRODUCTION SHARING AGREEMENTS

PSA # 01-SD dated April 26, 2000

In August 2000 the Company together with the state owned geological enterprise Poltavaneftegasgeologiya executed a production sharing agreement (“PSA”) to start exploration and development of Karaikozovsk field located in Krasnokutsk area of Kharkov region. Under the terms of PSA Poltavaneftegasgeologiya acted as the holder of the main geological and exploration licenses to develop Karaikozovsk field and the Company was a major investor, having contributed into the establishment of PSA approximately $596,188.

In November 2000 a subsidiary of JSC Ukrneft, Okhtirkaneftegas, joined the PSA. Okhtirkaneftegas owned two wells in Karaikozovsk area, the operational usage of which were contributed into the PSA. Also, Okhtirkaneftegas was to provide PSA with certain exploration and capital repair services to be paid at external market rates.

In May 2003, due to the expiration of main geological and exploration licenses held by Poltavaneftegasgeologiya, all exploration and development activities on Karaikozovsk’s field were temporarily suspended.

PSA # 35/970-SD dated August 19, 2004
The Company filed an application with the Ukrainian State Committee of Mineral Resources to continue the exploration and development of Karaikozovsk field and in July 2004 the Company obtained the main geological and exploration license for the period of 5 years.

In August 2004 the Company together with Okhtirkaneftegas, contributed approximately $1,503 and $376 into the establishment of new PSA to continue exploration and development of Karaikozovsk field.

5.	ACCOUNTS RECEIVABLE related party

Accounts receivable as of December 31, 2005, consisted of the following:

12/31/2005

CJSC Infox, related party	720,797
Total	$720,797

Accounts receivable as of December 31, 2005 consists of $720,797 receivable from CJSC Infox, a related party that resulted from several crude oil shipments which took place in 2004 and 2003. No provision for bad debts has been recorded for these accounts. Management of the Company believes this amount will be paid during 2006.

6.	OTHER ACCOUNTS RECEIVABLE AND PREPAYMENTS

Other accounts receivable and prepaids as of December 31, 2005 were as follows:

12/31/2005

Other accounts receivable and prepayments, net	760,797

Pari, related party	122,574
Total	883,371

Other accounts receivable and prepayments as at December 31, 2005 is comprised mostly of advances paid to Vixen JLM and Okhtirkaneftegas in amount of $511,069 and $198,880, respectively.

The advance paid to Vixen JLM relates to well casings for construction workovers. The amount paid to Okhtirkaneftegas is currently pending litigation (Note 23), though no provision was accrued on it based on the management estimates of the possibility to offset such amount through cancellation of PSA# 01-SD agreement with Okhtirkaneftegas during 2006.

7.	INVENTORIES

Inventories as of December 31, 2005 consisted of the following:

12/31/2005

Crude oil - at cost	$130,159
Other consumables and spare parts	29,107
Total	$159,266

Inventories as of December 31, 2005 were represented by the balances of crude oil produced internally and crude oil purchased in amounts of 533 bbls and 2,190 bbls, respectively. Balance of crude oil purchased in amount of $112,014 was dispatched to customer on December 30, 2005. No revenue was recognized on this transaction in 2005 as the Company reflects revenue when the customer takes delivery. The respective amount was physically received by customer in 2006. The amount of $29,107 represents certain spare parts destined for technical maintenance of oil&gas facilities.

8.	TAXES RECEIVABLE

Taxes receivable as of December 31, 2005 consisted of the following:

12/31/2005

VAT receivable	$152,095
Other tax prepaid	33,641
Total	$185,736

Taxes receivable balance as of December 31, 2005 is represented by VAT receivable and other advance tax payments. VAT receivable was discounted at 15% annual rate based on average six months turnover period.

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2005 consisted of the following:

12/31/2005

Oil & gas facilities improvements and work over costs	$1,761,265
Office equipment	14,072
Construction in progress	161,416
1,936,753

Accumulated Depreciation	(985,728)
Net Book Value	$951,025

10.	LONG-TERM FINANCIAL INVESTMENT

Long-term investment as of December 31, 2005 represents 10 common shares of JSC “Ukrneft” at par value of 0.25 UAH accounted for at cost, which approximates their fair market value.

11.	INCOME TAX

The Company’s provision for income tax for the year ended December 31, 2005 is as follows:

12/31/2005

Current tax	$117,224
Deferred tax (gain)	(54,760)
Total income tax expense (benefit)	$62,464

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

The change for the year in the Company’s deferred tax position is as follows:

12/31/2005

Net asset (liability) at the beginning of the period	$17,218
Charged to income for the period	56,101
Net asset at the end of the period	$73,319

The tax effect on the major temporary differences that give rise to the deferred tax assets as at December 31, 2005 is presented below:

12/31/2005

Temporary differences that give rise to deferred tax assets
Provision for doubtful receivables	$106,092
Valuation of VAT receivable	13,442
Low value items written off	9,175
Difference in depreciable value of property, plant and equipment due to expensing in prior period allowed by Ukrainian law	164,565
Total	$293,274

The deferred tax assets as at December 31, 2005, calculated at effective Ukrainian income tax rate of 25%, consist of the following:

12/31/2005

Deferred tax assets
Provision for doubtful receivables	$26,523
Valuation of VAT receivable	3,361
Low value items written off	2,294
Difference in depreciable value of property, plant and equipment due to expensing in prior period under Ukrainian law	41,141
Total	$73, 319

The taxation charge for the year is different from that which would be obtained by applying the Ukrainian statutory income tax rate to the net loss before income tax. Below is a reconciliation of theoretical income tax at 25% to the actual benefit recorded in the Company’s income statement:

12/31/2005

(Loss) before income tax and minority interest	$(315,834)
Theoretical income tax benefit at statutory rate of 25%	(78,959)
Adjustments due to:
Tax effect of expenses that are not deductible in determining taxable profit	141,423

Income tax (benefit)	$62,464

As of December 31, 2005 the Company had no loss carry forward for Ukrainian statutory income tax purposes. For United States income tax purposes, the Company has a net operating loss carry forward of $1,174,000 which expires in 2024. As a result, the company has a deferred tax asset of $399,000 which is fully reserved because of the uncertainty of realization.

12.	ACCOUNTS PAYABLE

Accounts payable as of December 31, 2005 consisted of the following:

12/31/2005

Accounts payable	$218,104

CJSC Infox, related party	592,554
Total	$810,658

Third parties accounts payable balances as of December 31, 2005 were comprised mostly of payable to Okhtirkaneftegas and Kachanovskiy GPZ for services in amounts of $180,707 and $25,240, respectively.

The amount of $592,554 payable to the related party, CJSC Infox, as of December 31, 2005, is related to well reconstruction and repair services, provided by third party service companies and paid by CJSC Infox on behalf of the Company.

13.	TAXES PAYABLE

Taxes payable as of December 31, 2005 and consisted of the following:

12/31/2005

Fines and penalties	$598,324
VAT	233,149
Exploration tax	33,684
Profit tax	29,526
Resource Tax	6,699
Social insurance	4,237
Personal Income Tax	112
Total	$905,731

Taxes payable as of December 31, 2005 represent fines and penalties accrued in connection with litigation described in Note 23, and VAT payable relates mostly to sales made in 2005. Based on the current Ukrainian law VAT payable may not be offset against VAT receivable. As discussed in note 23, although the Company has prevailed in litigation about this issue. However, the government continues to appeal and has not reversed the liability. Consequently, the company has not reversed the liability and does not plan to do so until this issue is completely resolved.

14.	SHORT-TERM BANK LOANS

Short-term bank loans as of December 31, 2005 consisted of the following:

	%, currency	12/31/2005

AB Clearing House	26%, Ukrainian Hrivnas	$514,851

Total dated Sept. 17, 2004 due March, 2005		$514,851

The loan from AB Clearing House outstanding as at December 31, 2005 is secured by the Company’s title to well casings purchased under an agreement dated July 20, 2004. Proceeds of the loans were used mainly for immediate working capital requirements.

Interest expense for the years ended December 31, 2005 was incurred in respect of the credit line facility obtained from AB Clearing House in the amount of $134,389, which represented the interest rate of 26% per annum (See also Notes 18 and 26).

15.	SHORT TERM NOTES PAYABLE

Notes payable as of December 31, 2005 consisted of the following:

12/31/2005

Astark	$14,258
Sipay	5,340
Total	$19,598

Promissory notes issued in November 2002 at no interest and payable not earlier than November 5, 2005 represent amounts payable to Astark and Sipay. As of December 31, 2005, Astark and Sipay, the issuers of the notes had not called for the repayment of the respective amounts. Any valuation adjustment due to the lack of interest has not been calculated, but it is not considered to have a material effect on the financial statements.

16.	OTHER ACCOUNTS PAYABLE AND ACCRUALS

Other accounts payable and accruals as of December 31, 2005 consisted of the following:

12/31/2005

Fort Trade PP	46,337
Other accounts payable	368,240
Total	$414,577

Advances from former shareholders	244,191
Total	$658,768

Other accounts payable and accruals as of December 31, 2005 mostly consisted of non-recurring research and development, geological and exploration works, as well as payroll, short term advances to employees and other prepayments for repair and constructions services.

Amount of $244,191 represents advances from shareholders with no specific terms paid to the Company mostly during 2005 (See also Note 18).

17.	PREPAYMENTS FOR OIL AND GAS

Prepayments for oil and gas as of December 31, 2005 consisted of the following:

12/31/2005

Prepayments for oil and gas	$500,867

As at December 31, 2005 prepayments for oil and gas were mostly comprised of $248,303 and $195,733 payable to Angronafta and Torpeda PP, respectively.

18.	INTEREST PAYABLE

Interest payable as of December, 31 2005, consisted of the following:

12/31/2005

Short term loan - AB Clearing House	$11,369
Interest accrued on advances received from former shareholders	4,175
Long term loan - Zaccam Trading, related party	2,167
Total	$17,711

As of December 31, 2005, interest payable to AB Clearing House and Zaccam Trading relates to credit line facility at 26% per annum (See also Notes 14, 16, 20 and 26) and long term loan at 3% per annum (Note 20) obtained in 2005, respectively. Interest accrued on amounts payable to former shareholders represents weighted average LIBOR rate for the year ended 2005.

19.	PROFIT INTEREST PAYABLE

Profit interest payable as of December 31, 2005 consisted of the following:

12/31/2005

Poltavaneftegasgeologiya	$17,997

Profit interest payable was accrued and partially paid by the Company in respect to profits earned for 2002 year in accordance with PSA # 01-SD dated April 26, 2000 (Note 23).

20.	LONG-TERM PAYABLE

Long term payable as of December 31, 2005, consisted of the following:

	Issue date/ Effective date	Due not earlier than	12/31/2005

Fort Trade	Nov, 2004	Nov- 2009	$465,347
Zaccam Trading, Ltd.	March 5, 2005	March 5, 2015	279,900
Total			$745,247

As of December 31, 2005, amount of $465,347 represents interest free note payable for geological and research services rendered by Fort Trade during 2004.

Long term payable to Zaccam Trading, Ltd., related party as of December 31, 2005 represents uncollateralized credit line facility with limit of indebtedness of $5,000,000 bearing 3% per annum charged on actual sum of debt and payable annually (See also Note 18).

21.	SHAREHOLDERS’ EQUITY

On or about October 4, 2004 the Company entered into a Stock Purchase Agreement and Plan of Reorganization for the acquisition of Esko Pivnich, the Company’s operating subsidiary. The transaction was entered into by Sunrise Energy Services, Inc., the Company’s predecessor, and EP and its shareholders. Under the terms of the Agreement, the shareholders of Esko Pivnich gained the right to acquire a total of approximately 91% of Sunrise’s shares.

The current consolidated financial statements account for the transaction in accordance with SFAS 141 “Business Combinations” under the “reverse acquisition” treatment, whereby Esko Pivnich is considered to be the actual acquirer, and Sunrise Energy Services Inc., the dormant shell entity or the nominal acquirer.

Effective October 4, 2004, the Company and certain of its shareholders entered into a Stock Purchase Agreement and Plan of Reorganization (the “Agreement”) with the shareholders of Esko Pivnich to acquire all of the outstanding shares of EP. Pursuant to the Agreement, certain stockholders of the Company sold 5.0 million shares to shareholders of Esko Pivnich (“EP Shareholders”), and the Company also issued 10,479,900 shares to certain of EP’s Shareholders.

Net assets of the acquired entity, Sunrise Energy Resources, Inc. (formerly known as Sunrise Energy Services, Inc.) as at December 31, 2004, were as follows:

12/31/2004

Cash	$1,942
Accounts Payable	(12,157)
Advances from former shareholders	(35,000)
Other accounts payable	5,671
100% of Net Assets	$(50,886)

Less cash balances held as at December 31, 2004	(1,942)
Total liabilities assumed	$(52,828)

Cash inflow on reverse acquisition	$1,942

No dividends were declared or paid by the Company during the year ended December 31, 2005.

22.	RELATED PARTIES

Related parties include shareholders and entities under common ownership. Transactions with related parties are performed on terms that are comparable to those available to unrelated parties. For details of related party balances outstanding as of December 31, 2005 and 2004 see Notes 5, 6, 12, 16, 18 and 20.

Our related parties include CJSC Infox and Zaccam Trading, Ltd. Although Pari LLC was acquired in the first quarter of 2006, it is presented as a “related party” in Company’s consolidated financial statements as of December 31, 2005.

During the year ended December 31, 2005, we have received a long term loan of $279,900 from Zaccam Trading, Ltd. The proceeds received were used mainly for construction workovers on well #21 (Notes 20 and 18).

As of December 31, 2005, amount of $720,797 receivable from CJSC Infox, related party, was comprised from several crude oil shipments which took place in 2004 and 2003. Amount of $592,554 payable to the related party, CJSC Infox, related to wells’ reconstruction and repair services, provided by third party service companies and paid by CJSC Infox on behalf of the Company.

Included in the income statement for the years ended December 31, 2005 and 2004, and otherwise not disclosed anywhere in the current consolidated financial statements, are the following transactions with related parties:

	2005	2004
Interest income from Infox	--	$ 1,922

23.	COMMITMENTS AND CONTINGENCIES

Licenses’ commitments - During 2005 the Company received geological and exploration license agreements to develop Karaikozovsk’s, Rogan and Rakitnyansk fields. The following amounts of investments are to be incurred under the terms of those agreements during the periods indicated in the table below:

	Period	Amount

Rogan field	2005-2009	2,922,772
Rakitnyansk field	2005-2009	3,938,614
Karaikozovsk field	2005-2009	4,241,584
Total		$11,102,970

As at December 31, 2005, the Company expended $999,220 all of which was related to Karaikozovsk license.

Environmental remediation - Under the laws of Ukraine the Company is obligated to conform to certain environmental remediation obligations related to the oil and gas production activities. This amount can not be estimated but is considered to not be material.

Lease commitments - The Company leases office space on a year by year basis and the rent is disclosed in other notes. The Company’s future lease commitments as of December 31, 2005 are as follows:

2006

Office rent	$60,002
Total	$60,002

Litigation - The Company has been and continues to be the subject of legal proceedings and adjudications from time to time. Management believes that the resolution of all business matters which will have a material impact on the Company’s financial position or operating results have been recorded.

JSC Ukrneft, Okhtirkaneftegas - In 2003 the Company filed a claim against JSC Ukrneft, Okhtirkaneftegas, in respect to the advance paid by the Company in 2002 in amount of $198,880 to complete certain capital construction works under the terms of PSA # 01-SD dated April 26, 2000 (Notes 4 and 6). In April 2004 after the number of hearings by the courts of different levels, the Supreme Court of Ukraine ordered Okhtirkaneftegas to pay outstanding balance without further delays. As of March 27, 2006 the balance had not been paid. Company plans to cancel PSA # 01-SD and to offset this amount against amounts payable to JSC Ukrneft and its subsidiary Okhtirkaneftegas in 2006.

Taxes - During 2004 the Company was examined by the State Tax Inspection of Podolsk region, Kiev, and was assessed additional VAT and Profit tax fines and penalties in the aggregate amount of $598,324 related to 2003 and 2002 years. The amounts were accrued in the respective consolidated financial statements in full. “Esko Pivnich” appeal and won but the tax administration has submitted another appeal to the Supreme Civil Court of Kiev. The Supreme Civil Court had addressed the suit back to Civil Court of Kiev and appointed a committee to conduct an accounting investigation which was exercised in February 2006. Since the investigation no hearings took place. Since the appeal has been won and became effective, there is a 100% of winning the case. However, because the government of Ukraine has not paid this balance and the political situation is uncertain, the liability has not been removed or reversed.

Ukrainian Tax and Regulatory Environment - The government of Ukraine continues to reform the business and commercial infrastructure in its transition to a market economy. As a result laws and regulations affecting businesses continue to change rapidly. These changes are characterized by poor drafting, different interpretations and arbitrary application by the authorities. In particular taxes are subject to review and investigation by a number of authorities enabled by law to impose fines and penalties. While the Company believes it has provided adequately for all tax liabilities based on its understanding of the tax legislation, the above facts may create tax risks for the Company.

24.	RISK MANAGEMENT POLICIES

Management of risk is an essential element of the Company’s operations. The main risks inherent to the Company’s operations are those related to credit risk exposures, market movements in foreign exchange rates and in interest rates. A description of the Company’s risk management policies in relation to those risks follows.

Credit risk - The Company is exposed to credit risk which is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.

The Company structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to one customer, or groups of customers. Limits on the level of credit risk by customer are approved quarterly by the Credit Committee.

Our sales to customers in excess of 5% were as follows:

	12/31/2005	12/31/2004

Agrotemp (oil produced)	$415,440	-
Ukrtatnafta (oil produced)	278,997	-
Varadero (oil produced)	254,765	-
Torpeda PP (oil produced)	215,131	-
Agronafta (oil produced)	214,324	$26,854
AlphaNafta (oil produced)	163,937	-
Torpeda PP (oil resold)	73,067	-
CJSC Ukrnafta (oil produced)	-	170,037
Other	275,095	-
Total	$1,890,480	$196,891

Currency risk - Currency risk is defined as the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Credit Committee sets limits on the level of exposure by currencies (primarily Ukrainian Hrivna and US Dollar), by entities and in total.

Interest rate risk - Interest rate risk arises from the possibility that changes in interest rates will affect the value of the financial instruments.

Currently, the Company management approach to the interest risk limitation is borrowing at fixed rates and for short periods.

25.	CONCENTRATION OF BUSINESS RISK

The Company’s operating activities are limited to Ukraine. Laws and regulations affecting businesses operating in Ukraine are subject to rapid changes and the Company’s assets and operations could be at risk due to negative changes in the political and business environment.

26.	SUBSEQUENT EVENTS

On March 9, 2006, the Company had repaid the short term loan outstanding as at December 31, 2005 in amount of $514,851 obtained from AB Clearing House and respective interest in amount of $11,369 that was accrued in 2005 and not repaid as of December 31, 2005 (See also Notes 14 and 18).

27. RECONCILIATION OF CERTAIN PREVIOUSLY REPORTED AMOUNTS

The following schedules contain the reconciliation of the amounts reported in previous filings to restated amounts reported hereunder. The consolidated statement of changes in stockholder’s equity has been restated for 2003 and 2004 to reflect the proforma effect of the reverse acquisition which occurred in 2004. In addition, certain items on the consolidated statement of cashflows related to the reverse acquisition for 2004 have also been reclassified.

Consolidated Statement of cashflows	12/31/2005	12/31/2004

Cash provided by (used in) operating activities
As reported in 10-KSB/A filed on 11/7/2006	$439,327	$(262,819)
Adj.: Removal of Sunrise Energy Resources deficit less cash balance		(52,828)
As restated	$439,327	$(315,647)

Cash provided by financing activities
As reported in 10-KSB/A filed on 11/7/2006	$279,900	$491,916
Adj.: Reclassification of Sunrise Energy Resources cash balance		(1,942)
As restated	$279,900	$(489,974)

Cash used in investing activities
As reported in 10-KSB/A filed on 11/7/2006	$(747,599)	$(216,317)
Adj.: Removal of Sunrise Energy Resources deficit less cash balance		52,828
Adj.: Reclassification of Sunrise Energy Resources cash balance		1,942
As restated	$(747,599)	$(161,547)

The above adjustments to the cashflow statement were necessary to remove all non-cash items in conformity with SFAS 95.

28.	OIL AND GAS DISCLOSURES (UNAUDITED)

The following information is presented in accordance with the Statement of Financial Accounting Standards No. 69, Disclosure about Oil and Gas Producing Activities (SFAS No. 69).

(A) Costs Incurred in Oil and Gas Exploration and Development Activities. The following costs were incurred in oil and gas exploration and development activities during the years ended December 31, 2005 and 2004 have been included in cost of sales.

	12/31/2005	12/31/2004

Exploration costs	$265,253	$26,986

Total	$265,253	$26,986

The above costs were expensed as incurred.

(B) Results of operations from Producing Activities. Results of operations from producing activities for the years ended December 31, 2005 and 2004 are presented below.

	For the years ended December 31,
	2005	2004
Sales of Oil and Gas produced	$1,762,631	$196,891
Production expenses (including depreciation expense)	(1,049,461)	(412,412)
Exploration costs	(265,253)	(26,986)
Income tax expense	(117,224)	--

Total expenses	(1,431,938)	(439,398)

Total	$330,693	$(242,507)

(C) Proved Oil and Gas Reserves.

At present, we have not been able to estimate the quantity of proved reserves within the meaning of Rule 4-10(a) of Regulation S-X. We plan to estimate our proved reserves for Karaikozovsk property once we complete Well #21 of Karaikozovsk block.

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)

	September 30, 2006	December 31, 2005
ASSETS	(UNAUDITED)

CURRENT ASSETS
Cash and cash equivalents	$10,625	$3,419
Accounts receivable - related party	215,695	720,797
Other accounts receivable and prepayments	1,075,072	760,797
Other accounts receivable - related party	-	122,574
Inventories	561,436	159,266
Taxes receivable	793,377	185,736

Total current assets	2,656,205	1,952,589

NONCURRENT ASSETS
Property, plant and equipment, net	3,714,348	951,025
Lease/concession acquisition cost	175,035	-
Long-term financial investments	3,249	1,980
Deferred tax asset	87,480	73,319

TOTAL ASSETS	$6,636,317	$2,978,913

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$238,666	$218,104
Accounts payable - related party	187,719	592,554
Taxes payable	1,004,361	905,731
Short term bank loans	-	514,851
Short term notes payable	19,598	19,598
Other accounts payable and accruals	945,987	414,577
Other accounts payable - related party	300,391	244,191
Prepayments for oil and gas	284,112	500,867
Interest payable	115,143	17,711
Profit interest payable	17,997	17,997

Total current liabilities	3,113,974	3,446,181

Long term notes payable	3,460,847	465,347
Long-term payable to related party	1,391,900	279,900

Commitments and Contingencies (Note 24)	-	-

STOCKHOLDERS’ EQUITY
Common Stock, $.001 par value, 75,000,000 authorized, 17,161,014 and 17,000,000 issued and outstanding as of September 30, 2006 and December 31, 2005	17,161	17,000
Additional Paid in Capital	80,824	(15,623)
Retained earnings (Accumulated deficit)	(1,396,197)	(1,181,700)
Accumulated other comprehensive (loss) - foreign currency	(32,192)	(32,192)
Total stockholders' equity (deficit)	(1,330,404)	(1,212,515)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,636,317	$2,978,913

The accompanying notes are an integral part of the consolidated financial statements.

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars except share amounts)
UNAUDITED

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Produced oil & gas	$518,485	$525,062	$1,333,669	$1,429,190
Purchased oil & gas	-	127,339	120,174	127,339

Total	518,485	652,401	1,453,843	1,556,529

COST OF SALES	-	(127,051)	(116,637)	(127,051)

GROSS PROFIT	518,485	525,350	1,337,206	1,429,478

Operating expenses	(198,354)	(272,225)	(526,860)	(825,525)
Depreciation and amortization expense	(79,936)	(77,931)	(229,899)	(206,648)
Bad debt recovery	1,387	-	22,531	-
Other operating income (expenses), net	(11,781)	(223)	(6,823)	(24,288)
Sales, general and administrative expenses	(191,223)	(111,044)	(543,887)	(508,770)

OPERATING INCOME (LOSS)	38,578	63,927	52,268	(135,753)

OTHER INCOME (EXPENSE)

Interest income (expense), net	(89,976)	(36,551)	(182,379)	(99,602)
Foreign exchange (loss)	(8,852)	2,155	(15,829)	(30,928)
Other expense	-	(8,799)	-	(11,107)

LOSS BEFORE TAX	(60,250)	20,732	(145,940)	(277,390)

INCOME TAX (Note 12)	(10,822)	(53,342)	(68,557)	(62,210)

NET LOSS	$(71,072)	$(32,610)	$(214,497)	$(339,600)

BASIC (LOSS) EARNINGS PER SHARE	$(0.00)	$(0.00)	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,137,422	17,000,000	17,137,422	17,000,000

The accompanying notes are an integral part of the consolidated financial statements.

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Restated)
(CAPITAL DEFICIT)
(Expressed in US Dollars except share amounts)
UNAUDITED

	Common		Additional	Retained	Accumulated	Total
	Stock		Paid-in	Earnings	Other	Stockholder's
			Capital		Comprehensive	Equity
	Shares	Amount		(Accumulated Deficit)	(Loss)	(Capital Deficit)

BALANCE, DECEMBER 31, 2003 (Restated)	10,479,900	$10,480	$(9,103)	$48,462	-	$49,839

Common Stock of the accounting target outstanding on the reverse merger date (Restated)	6,520,100	6,520	(6,520)	--	-	-
Pre acquisition deficit of Sunrise Energy Resources, Inc.	-	-		(50,886)-	-	(50,886)
Net (loss) for the year	-	-	-	(592,481)	-	(592,481)
-
BALANCE, DECEMBER 31, 2004 (Restated)	17,000,000	17,000	(15,623)	(594,905)	-	(593,528)

Net (loss for the year)	-	-	-	(586,795)	-	(586,795)
Other Comprehensive loss for the year	-	-	-	-	$(32,192)	(32,192)

BALANCE, DECEMBER 31, 2005	17,000,000	17,000	(15,623)	(1,181,700)	(32,192)	(1,212,515)

Common Stock, $0.001 par value, 161,014 issued in connection with
Pari acquisition	161,014	161	96,447	-	-	96,608
Net loss for the nine months	-	-	-	(214,497)	-	(214,497)

BALANCE, SEPTEMBER 30, 2006	17,161,014	$17,161	$80,824	$(1,396,197)	$(32,192)	$(1,330,404)

The accompanying notes are an integral part of the consolidated financial statements.

SUNRISE ENERGY RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Restated)
(Expressed in US Dollars)
UNAUDITED

	For the nine months ended September 30,
	2006	2005

CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(214,497)	$(339,600)
Adjustments to reconcile net loss to net cash in operating activities:

Depreciation expense	229,899	206,648
Supplier’s fines and penalties accruals	-	1,002
Loss on disposal of fixed assets	-	37,293
Provision for doubtful accounts	(22,531)	23,647
Deferred tax (gain)	(24,730)	(34,006)
Net imputed interest expense (income)	42,640	1,665

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	527,830	(36,802)
(Increase) in other accounts receivable and prepayments	(185,581)	(262,174)
(Increase) in inventories	(402,165)	(22,754)
(Increase) decrease in taxes receivable	(589,103)	(29,645)
(Decrease) increase in accounts payable	(384,273)	206,053
Increase in taxes payable	97,218	181,113
Increase in other accounts payable and accruals	378,390	212,928
(Decrease) increase in prepayments for oil and gas	(216,755)	337,658
Increase in interest payable	97,432	-
NET CASH FLOW FROM OPERATING ACTIVITIES	(666,226)	483,026

CASH PROVIDED BY FINANCING ACTIVITIES:
Long term loans received	1,112,000	100,000
Promissory notes issued	2,995,500	-
Short term loans repaid	(514,851)	-
NET CASHFLOW FROM FINANCING ACTIVITIES	3,592,649	100,000

CASH USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,922,497)	(623,919)
Cash inflow on the acquisition	4,549	-
Long term investments purchased	(1,269)	-
NET CASH FLOW FROM INVESTING ACTIVITIES	(2,919,217)	(623,919)

EFFECT OF EXCHANGE RATE CHANGES	-	48,901

INCREASE (DECREASE) IN CASH	7,206	8,008
CASH, at the beginning of the period	3,419	15,082

CASH, at the end of the period	$10,625	$23,090

INCOME TAX PAID	$(74,198)	$(30,689)
INTEREST PAID IN CASH	$23,387	$(98,519)

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED STATEMENTS (UNAUDITED)

1.	NATURE OF BUSINESS

All of the operating activities of Sunrise Energy Resources, Inc. are conducted through the Company’s wholly owned subsidiaries, TOV Energy-Servicing Company Esko Pivnich (“Esko Pivnich”), a Ukrainian Closed Joint Stock Company (CJSC) established on January 20, 2000, and Pari, Ltd., (“Pari”) a Ukrainian Limited Liability company, established on July 5, 2000. The primary business activities of Esko Pivnich and Pari are oil and gas exploration, production and distribution in the country of Ukraine.

The current principal activities of Esko Pivnich and Pari are conducted in the form of production sharing agreements (PSA), which as of September 30, 2006 included the following:

Operating Entity	Principal Activity	Country of incorporation	Capital Contribution, %	Profit Sharing, %

Esko Pivnich	Marketing and distribution of crude oil and natural gas	Ukraine	-	-
PSA # 01-SD dated April 26, 2000	Extraction of crude oil and natural gas	Ukraine	100%	60%
PSA # 35/970-SD dated August 19, 2004	Extraction of crude oil and natural gas	Ukraine	80%	80%

Pari	Marketing and distribution of crude oil and natural gas	Ukraine	-	-
PSA # 10-5/2000 dated July 20, 2000	Extraction of crude oil and natural gas	Ukraine	75%	75%
PSA #02-CID dated October 20, 2004	Extraction of crude oil and natural gas	Ukraine	25%	50%

In addition, during the periods presented, the Company purchased and resold oil and gas and thus in effect acting as a trading company.

Sunrise Energy Resources Inc. is currently registered at the following address: 551 Fifth Avenue, Suite 2020, New York, New York 10017. Esko Pivnich and Pari are registered at the following address: 10a Rileeva St., Kiev, Ukraine. The Company conducts its operations from the same address.

The number of employees of the Company at September 30, 2006 and December 31, 2005 amounted to 22.

2.	PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months period ended September 30, 2006 are not indicative of the results that may be expected for the year ending December 31, 2006.

As contemplated by the Securities and Exchange Commission (SEC) under Rules of Regulation S-B, the accompanying financial statements and related footnotes have been condensed and do not contain certain information that will be included in the Company’s annual financial statements and footnotes thereto. For further information, refer to the Company’s audited consolidated financial statements and related footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005.

Going concern - The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company incurred a net loss of $214,497 during the nine months ended September 30, 2006, and, as of September 30, 2006 the Company's current liabilities exceeded its current assets by $457,769. Additionally, to fully develop the area covered by the Licenses, the Company would require substantial amounts in additional funding.

In view of the matters described in the preceding paragraph, recoverability of a substantial portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis. The Company’s ability to meet such financing requirements will be subject primarily to the Company’s capability to raise additional funds by way of additional equity and other investments into the Company, to maintain present financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in operations or meet its obligations on a timely basis.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in operations.

•  The Company plans to continue raising additional equity capital and considers such contributions as significant source of funding for the development of its Licenses.

•  Based on its expected production capabilities from the expenditures that will be made as a result of equity and debt financing, the Company believes that it can generate adequate cash flows to support its operations.

•  Nevertheless, additional funding requirements may be necessary before the Company is able to rely solely on the production from the licensed properties for the Company’s cash flow requirements.

Use of Estimates and Assumptions - The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates.

Functional and Reporting Currency - The reporting currency of the accompanying consolidated financial statements is the US dollars. Ukrainian entities use Ukrainian Hrivna (UAH) as their functional currency since most of their revenues and operating expenses are denominated in Ukrainian Hrivnas. The Ukrainian Hrivna is not a fully convertible currency outside of Ukraine. The translation of Hrivna denominated assets and liabilities into US dollars for the purpose of these consolidated financial statements does not indicate that the Company could or will in the future realize or settle in US dollars the translated values of these assets and liabilities.

The prevailing exchange rates as at September 30, 2006 and December 31, 2005 were approximately 1 U.S. dollar to 5.0500 Ukrainian Hrivnas. For the periods ended September 30, 2006 and 2005, the average exchange rate for 1U.S. dollar was $5.0500 and $5.1321 Ukrainian Hrivnas, respectively.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements incorporate the financial statements of Sunrise Energy Resources Inc. and other enterprises, where the Company, directly or indirectly exercises control. Control is achieved where the Company has the power to govern the financial and operating policies of an investee enterprise so as to obtain benefits from its activities.

All significant intercompany transactions, balances and unrealized gains (losses) on transactions are eliminated on consolidation.

Revenue Recognition - For revenue from product sales, the Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.

Criterion (1) is met as every delivery is covered by a separate contract and the title passes to the customer only upon customer’s acceptance at point of destination, which is in compliance with criterion (2). Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered and accepted by its customers. In accordance with the Company’s standard contract terms, once delivered and accepted the product cannot be returned and no claims can be presented to the Company. The Company recognizes revenue on gross basis.

Property, Plant and Equipment - Oil and gas properties are accounted for using the successful efforts method of accounting whereby property acquisitions, successful exploratory wells, all development costs, and support equipment and facilities are capitalized. Unsuccessful exploratory wells are expensed when a well is determined to be non-productive. Other exploratory expenditures, including geological and geophysical costs are expensed as incurred. Depreciation, depletion and amortization of capitalized costs of oil and gas properties is calculated using the unit-of-production method based upon proved reserves for the cost of property acquisitions and proved developed reserves for exploration and development costs. As of the date of these consolidated financial statements no such costs were incurred.

Production and related overhead costs are expensed as incurred. Depreciation of assets not directly associated with oil production and certain workover costs on properties subject to time limited licenses has been calculated on a straight-line basis over the economic lives of such assets, estimated to be in the following ranges:

Oil and Gas Facilities Improvements and Workover Costs	2 years
Office Improvements	4 - 5 years
Computer Equipment	3 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the income statement.

Leasing - Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risk and rewards of ownership to the lessee. All other leases are classified as operating leases.

There were no assets held under financial leases. Operating leases are expensed in the period in which they are incurred.

Inventories - Inventories are stated at the lower of cost or net realizable value. Cost comprises direct cost of extracted oil and gas, its transportation and handling physically in the pipelines or storages prior to the delivery for sale. Inventory also includes various supplies and spare parts.

Cost is calculated using weighted average method. Net realizable value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Accounts Receivable - Accounts receivable are stated at their net realizable value after deducting provisions for uncollectible amounts.

Cash and Cash Equivalents - Cash include petty cash and cash held on current bank accounts. Cash equivalents include short-term investments with an original maturity of three months or less that are readily convertible to known amount of cash which are subject to insignificant risk of changes in value. Cash and cash equivalents as of September 30, 2006 and December 31, 2005 consisted mainly of the UAH and USD denominated current accounts.

Loans and Other Borrowings - All loans and borrowings are recorded at the proceeds received, net of direct issue costs.

Borrowing Costs - Borrowing costs are recognized as an expense in the period in which they are incurred.

Convertible Notes and Other Debt Instruments involving Company’s Common Stock - Convertible notes payable by the Company are accounted for under Emerging Issues Task Force Release No. 00-27 which requires a beneficial conversion feature to be calculated. The value ascribed to the beneficial conversion feature is recorded as a debt discount. Upon conversion of the underlying debt into common stock, a pro-rata share of the unamortized debt discount is recorded as interest expense. Other debt settled with the Group’s common stock is marked to market at the date of settlement and respective gain or loss on its extinguishment is recognized. As of the date of this report no value was apportioned to beneficial conversion feature since the conversion price of the Notes is greater than the current market price for our common stock.

Trade and Other Payables - Liabilities for trade and other amounts payable are stated at their nominal value.

Value added tax on purchases and sales - Value added taxes (VAT) related to sales is payable to the Ukrainian tax authorities upon collection of receivables from customers. VAT on purchases is offset against VAT collected from sales. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases which have not been settled at the balance sheet date, (VAT deferred) is recognized in the balance sheet on a gross basis and disclosed separately as a current asset and liability. Where provision has been made against debtors deemed to be uncollectible bad debt expense is recorded for the gross amount of the debtor, including VAT. The related VAT deferred liability is maintained until the debtor is settled or until the debtor is written off for statutory accounting purposes.

Income Taxes - Income tax has been computed based on the results for the year as adjusted for items that are non-assessable or non-tax deductible.

The Company has adopted Financial Accounting Standards No. 109 (“SFAS 109”), under which the deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its tax assets and liabilities on a net basis.

Deferred tax is calculated at rates that are expected to apply to the period when the asset is realized or the liability is settled. It is charged or credited to the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Fair value of Financial Instruments - The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of financial instruments approximate their carrying values due to the immediate or short term maturity of these financial instruments.

Earnings (Loss) per Share - Earnings (loss) per share are computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per share are calculated by dividing the net income (loss) available to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

Comprehensive Income (Loss) - Statement of SFAS 130, “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. Foreign exchange translation gains and losses of the Company are reflected in Comprehensive gains and losses.

Prior to September 30, 2005, foreign exchange translation losses were immaterial and were included in net income and loss.

Retirement Benefit Costs - The operating divisions of the Company situated in Ukraine contribute to the state pension, medical and social insurance and employment funds on behalf of all its current employees. Any related expenses are recognized in the income statement as incurred.

Segment Reporting - The Company’s business operations are located in Ukraine and relate primarily to marketing and distribution of crude oil and natural gas products. Therefore, business activities are subject to the same risks and returns and addressed in the consolidated financial statements of the Company as one reportable segment.

New accounting pronouncements - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, Accounting changes, and SFAS No. 3, Reporting Accounting Changes in Internal Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to the prior periods` financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006. Any impact on the Company’s consolidated results of operations and earnings per share will be dependent on the amount of any accounting changes or corrections of errors whenever recognized.

4.	PRODUCTION SHARING AGREEMENTS

PSA # 01-SD dated April 26, 2000 (Esko Pivnich)

In August 2000 the Company together with the state owned geological enterprise Poltavaneftegasgeologiya executed a production sharing agreement (“PSA”) to start exploration and development of the Karaikozovsk field located in the Krasnokutsk area of the Kharkov region. Under the terms of PSA Poltavaneftegasgeologiya acted as the holder of the main geological and exploration licenses allowing for the development of the Karaikozovsk field and the Company was a major investor, having contributed into the establishment of PSA approximately $628,146.

In November 2000 a subsidiary of JSC Ukrneft, Okhtirkaneftegas, joined the PSA. Okhtirkaneftegas owned two wells in Karaikozovsk area, the operational usage of which were contributed into the PSA. Also, Okhtirkaneftegas was to provide PSA with certain exploration and capital repair services to be paid at external market rates.

In May 2003, due to the expiration of main geological and exploration licenses held by Poltavaneftegasgeologiya, all exploration and development activities on Karaikozovsk field were temporarily suspended.

PSA # 35/970-SD dated August 19, 200 4 (Esko Pivnich)

The Company filed an application with the Ukrainian State Committee of Mineral Resources to continue the exploration and development of the Karaikozovsk field and in July 2004 the Company obtained the main geological and exploration license for a period of 5 years.

In August 2004 the Company together with Okhtirkaneftegas, contributed approximately $1,503 and $376 into the establishment of new PSA to continue exploration and development of Karaikozovsk field.

PSA # 10-5/2000 dated July 20, 2000 (Pari)

In July 2000 Pari together with the state owned geological enterprise Poltavaneftegasgeologiya executed a production sharing agreement (“PSA”) to start exploration and development of the Sakhalinsk and Skvortsivsk fields located in the Krasnokutsk area of the Kharkov region. Under the terms of said PSA Poltavaneftegasgeologiya acted as the holder of the main geological and exploration licenses allowing for the development of the Sakhalinsk and Skvortsivsk fields and the Company was a major investor, having contributed into the establishment of the PSA approximately $31,152 (See also Note 24).

Under the terms of the agreement Poltavaneftegasgeologiya was obliged to complete capital repairs on well#18 of the Sakhalin field. To the date of the expiration of the main geological and exploration license held by Poltavaneftegasgeologiya, a subsidiary of NAK Nadra Ukraini, a state owned company, no operating activities have been conducted. In accordance with the agreement, the Company moved to void its entire obligations under the PSA and obtain a refund of its initial investment in the amount of $31,152. As of the date of this report no resolution on this matter has been achieved. Accordingly, Pari’s investment was totally written off in 2003.

PSA # 02-CID dated October 20, 2004 (Pari)

In October 2004 Pari entered into a production sharing agreement with TOV “Intek Geo” and JSC “Agronaftogastekhservice” to start exploration of the Pilipivsk field located in the Kosivskiy and Kolomiiskiy districts of the Ivanovo-Frankivsk region, Western Ukraine. In conformity with the terms of PSA 02-CID Pari acts as a holder of the main geological and exploration licenses to develop Pilipivsk field while JSC “Agronaftogastekhservice” acts as an operator and TOV “Intek Geo” performs project management and oversight function. No capital contributions have been made as of the date of the report.

5.	ACCOUNTS RECEIVABLE, related party

Accounts receivable as of September 30, 2006 and December 31, 2005 consisted of $215,695 and $720,797, respectively. These amounts were due from CJSC Infox, and resulted from several crude oil shipments which took place during 2003 and 2004. During the nine months of 2006, Infox had partly repaid this balance. No provision for bad debts has been recorded for these accounts. Management of the Company believes this amount will be paid during 2006.

6.	OTHER ACCOUNTS RECEIVABLE AND PREPAYMENTS

Other accounts receivable and prepayments as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

Vixen JLM	$495,030	$511,069
Okhtirkaneftegas	198,880	198,880
Chernigovneftegasgeology	136,064	-
Poltavaneftegasgeology	45,123	-
Other	199,975	50,848
Total	$1,075,072	$760,797

Other accounts receivable and prepayments as at September 30, 2006 and December 31, 2005 are stated net of provision accrued for doubtful accounts and are comprised mostly of advances paid to Vixen JLM, Okhtirkaneftegas, Chernigovneftegasgeology and Poltavanftegasgeology, in the total amounts of $495,030 (2005: $511,069), $198,880 (2005: $198,880), $136,064 (2005: $None) and $45,123 (2005: $None), respectively.

The advance paid to Vixen JLM relates to well casings for construction workovers. The amount paid to Okhtirkaneftegas is currently pending litigation (Note 24) though no provision was accrued on it based on the management estimates of the possibility to offset this amount through cancellation of PSA# 01-SD agreement with Okhtirkaneftegas during 2006. Amounts of $136,064 and $45,123 due from Chernigovneftegasgeology and Poltavaneftegasgeology represents prepaids for geological and geophysical workovers on the properties covered by the licenses of the Company’s operating subsidiaries.

7.	INVENTORIES

Inventories as of as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

Crude oil - at cost	$133,391	$130,159
Other consumables and spare parts	428,045	29,107
Total	$561,436	$159,266

Inventories as of September 30, 2006 and December 31, 2005 are represented by the balances of crude oil produced internally in the total amount of 3,251 and 566 bbls, for the respective period, and crude oil purchased in the amounts of None and 2,188 bbls, for the same periods. The amounts of $428,045 and $29,107, for the respective periods, represent certain spare parts and chemical reagents destined for the construction and technical maintenance of oil & gas facilities.

8.	TAXES RECEIVABLE

Taxes receivable as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

VAT receivable	$786,797	$152,095
Other prepaid tax	6,580	33,641
Total	$793,377	$185,736

Taxes receivable balances are represented by VAT receivable and other advance tax payments. VAT receivable was discounted at 15% annual rate based on average six months turnover period.

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

Oil & gas facilities improvements and work over costs	$1,763,526	$1,761,265
Office equipment	37,896	14,072
Construction in progress	3,103,935	161,416
Total	4,905,357	1,936,753

Accumulated Depreciation	(1,191,009)	(985,728)
Net Book Value	$3,714,348	$951,025

10.	LEASE /CONCESSION ACQUISITION COST

As of September 30, 2006, the Lease/Concession acquisition cost of $175,035 is stated net of amortization accrued and represents the implied value of the exploration licenses for the Peremishlyansk, Niklovitsk, Chukvinsk, Sheremetivsk and Pilipivsk properties held by Pari, Ltd (Note 22).

11.	LONG-TERM FINANCIAL INVESTMENT

Long-term investment as of September 30, 2006 and December 31, 2005 represents 10 common shares of JSC “Ukrneft” at par value of 0.25 UAH accounted for at cost, which approximates their fair market value of $1,980. Amount of $1,269 is carried at cost and represents investment in Production Sharing Agreement where the Company do not act as a controlling investor and do not exercise control or significant influence. Neither under accounting principles generally accepted in the United States of America (“US GAAP”) or under Ukrainian Accounting Principles any consolidation or equity method accounting is required.

12.	INCOME TAX

The Company’s provision for income tax for the periods ended September 30, 2006 and December 31, 2005 is as follows:

	9/30/2006	12/31/2005

Current tax	$93,287	$117,224
Deferred tax gain	(24,730)	(54,760)
Total income tax expense (benefit)	$68,557	$62,464

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

The change for the periods ended September 30, 2006 and December 31, 2005 in the Company’s deferred tax position is as follows:

	9/30/2006	12/31/2005

Net asset at the beginning of the period	$73,319	$17,218
Charged to income for the period	14,161	56,101
Net asset at the end of the period	$87,480	$73,319

The tax effect on any substantial temporary differences, which give rise to the deferred tax assets as at

September 30, 2006 and December 31, 2005 is presented below:

	9/30/2006	12/31/2005
Temporary differences that give rise to deferred tax assets
Provision for doubtful receivables	$83,562	$106,092
Valuation of VAT receivable	57,423	13,442
Low value items written off	1,931	9,175
Difference in depreciable value of property, plant and equipment due to expensing in prior period allowed by Ukrainian low	207,003	164,565
Total	$349,919	$293,274

The deferred tax assets as at September 30, 2006 and December 31, 2005, calculated at effective Ukrainian income tax rate of 25%, consists of the following:

	9/30/2006	12/31/2005
Deferred tax assets
Provision for doubtful receivables	$20,891	$26,523
Valuation of VAT receivable	14,356	3,361
Low value items written off	483	2,294
Difference in depreciable value of property, plant and equipment due to expensing in prior period under Ukrainian low	51,750	41,141
Total	$87,480	$73,319

The taxation charge for the respective period is different from that which would be obtained by applying the Ukrainian statutory income tax rate to the net loss before income tax. Below is a reconciliation of theoretical income tax at 25% to the actual benefit recorded in the Company’s income statement:

	9/30/2006	12/31/2005

(Loss) before income tax and minority interest	$(145,940)	$(315,834)
Theoretical income tax benefit at statutory rate of 25%	(36,485)	(78,959)
Adjustments due to:
Tax effect of (expenses) that are not deductible in determining taxable profit	105,042	141,423

Income tax (benefit)	$68,557	$62,464

As of September 30, 2006 and December 31, 2005 the Company had no loss carry forward for Ukrainian statutory income tax purposes. For United States income tax purposes, the Company has a net operating loss carry forward of over $1,000,000 which expires in periods from 2021 to 2024. As a result, the company has a deferred tax asset of approximately $340,000. This has been fully reserved because realization cannot be assured.

13.	ACCOUNTS PAYABLE

Accounts payable as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

Accounts payable	$238,666	$218,104

CJSC Infox, related party	187,719	592,554
Total	$426,385	$810,658

Third party accounts payable balances as of September 30, 2006 and December 31, 2005 were comprised mostly of payments for the exploration and production services due to Okhtirkaneftegas and Kachanovsky GPZ in the amounts of $209,385 (2005: $180,707) and $29,281 (2005: $25,240), respectively.

The amounts of $187,719 and $592,554, payable to CJSC Infox, related party as of September 30, 2006 and December 31, 2005, respectively, generally relate to well reconstruction and repair services, provided by third party service companies and paid by CJSC Infox on behalf of the Company.

14.	TAXES PAYABLE

Taxes payable as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

Fines and penalties	$598,324	$598,324
VAT	317,971	233,149
Exploration tax	62,266	33,684
Profit tax	19,089	29,526
Resource Tax	-	6,699
Social insurance	4,858	4,237
Personal income tax	1,393	112
Other taxes	460	-
Total	$1,004,361	$905,731

Taxes payable as of September 30, 2006 and December 31, 2005 represent fines and penalties accrued in connection with litigation proceedings described in Note 24. The Company has prevailed in litigation relating to this issue as well as in subsequent court proceedings relating to the dispute. However, the Ukrainian authorities continue to bring additional proceedings and have not reversed the charge. Consequently, the company has not reversed the liability and does not plan to do so until this issue is completely resolved.

VAT payable relates mostly to sales made during the nine month of 2006. Based on current Ukrainian legislation, VAT payable may not be offset against VAT receivable.

15.	SHORT-TERM BANK LOANS

Short-term bank loans as of September 30, 2006 and December 31, 2005 consisted of the following:

	%, currency	9/30/2006	12/31/2005

AB Clearing House	26%, Ukrainian Hrivnas	-	$514,851

Total dated Sept. 17, 2004 due March 9, 2006		-	$514,851

The loan amount from AB Clearing House outstanding as at December 31, 2005 was secured by the Company’s title to well casings purchased under an agreement dated July 20, 2004. Proceeds of the loan were used mainly for immediate working capital requirements.

Interest expense for the period ended September 30, 2006 was incurred in relation to the credit line facility obtained from AB Clearing House. The total interest payment for the above period consisted of $23,387, which represented an interest rate of 26% per annum.

On March 9, 2006, the Company had repaid in full the balance of short term loan and respective balance of interest payable in the amount of $11,369 that was accrued in 2005 and not repaid as of December 31, 2005 (Note 19).

16.	SHORT TERM NOTES PAYABLE

Short term promissory notes outstanding as of September 30, 2006 and December 31, 2005, issued in November 2002 at no interest, were payable not earlier than November 5, 2005. These notes in the amounts of $14,257 and $5,341, are payable to Astark and Sipay, respectively. As of September 30, 2006 the issuers of the notes had not called for the repayment of the respective amounts. Any valuation adjustment due to the lack of interest has not been calculated, however, such amounts, if any, are not considered to have a material effect on these financial statements.

17.	OTHER ACCOUNTS PAYABLE AND ACCRUALS

Other accounts payable and accruals as of September 30, 2006 and December 31, 2005 consisted of the following:

	9/30/2006	12/31/2005

ZakhidUkrGeology	$314,742	-
Chernigovneftegasgeology	172,824	$126,851
Naftoservice	138,943	-
John A. Braden & Co.P.C. (audit fees)	26,326
Other	293,152	287,726
Sub total	945,987	414,577

Advances from former shareholders	300,391	244,191
Total	$1,246,378	$658,768

Other accounts payable and accruals as of September 30, 2006 and December 31, 2005 consisted mostly of advances from former shareholders and other non-recurring research and development, geological and exploration works, as well as payroll, short-term advances to employees and other prepayments for repair and constructions services.

Amount of $314,742 (2005: $None) payable to ZakhidUkrGeology relates to construction workovers of Well#1 on the Peremishlyansk property, and $172,824 (2005: $126,851) and $138,943 (2005: $None) are payable to Chernigovneftegasgeology and Naftoservice for the recurring research and development, geological and exploration works.

The amount of $300,391 (2005: $244,191) represents advances from shareholders with no specific terms, which was paid to the Company in the most part during 2005 (Note 19).

18.	PREPAYMENTS FOR OIL AND GAS

Prepayments for oil and gas as of September 30, 2006 and December 31, 2005 consisted of $284,112 and $500,867, respectively and consisted of $191,010 (2005: $248,303), $49,805 (2005: $49,805), $24,950 (2005: $21,188) and $131 (2005: $195,733) payable to Angronafta, Atlantis Techno, RosAnt and Torpeda PP, respectively.

19.	INTEREST PAYABLE

Interest payable as of September 30, 2006 and December, 31 2005, consisted of the following:

	9/30/2006	12/31/2005

Millington Solutions Limited - Convertible notes	$72,720	-
Long term loan - Zaccam Trading, related Party	27,449	$2,167

Interest accrued on advances received from former shareholders	14,974	4,175
Short term loan - AB Clearing House	-	11,369
Total	$115,143	$17,711

Long term loan from Zaccam Trading, related party, at 3% per annum (Note 21) was obtained in 2005. Interest accrued on amounts payable to former shareholders represents weighted average LIBOR rate for the periods ended September 30, 2006 and December 31, 2005 (Note 17).

Interest payable in amount of $72,720 was accrued on several tranches of long term 10% and 6% convertible debt received during 2006 (Note21).

Interest payable to AB Clearing House as at December 31, 2005, relates to the credit line facility obtained in 2004 at 26% per annum (Note 15).

20.	PROFIT INTEREST PAYABLE

As of September 30, 2006 and December 31, 2005, profit interest of $17,997 was payable to Poltavaneftegasgeologiya and represents an amount that was accrued and partially paid by the Company in respect to profits earned during 2002, and is calculated in accordance with PSA # 01-SD dated April 26, 2000 (Note 24).

21.	LONG TERM PAYABLES

Long term payables as of September 30, 2006 and December 31, 2005 consisted of the following:

	Issue date/ Effective date	Due not earlier than	9/30/2006	12/31/2005

Zaccam Trading, Ltd.	March 5, 2005	March 5, 2015	$1,391,900	$279,900
Millington Solutions Ltd., 10%	March 30, 2006	March 30, 2009	917,200	-
Millington Solutions Ltd., 10%	June 6, 2006	June 6, 2009	1,928,300	-
Millington Solutions Ltd., 6%	July 25, 2006	July 25, 2009	150,000
Fort Trade	Nov- 2004	Nov- 2009	465,347	465,347
Total			$4,852,747	$745,247

Effective March 30 and June 6, 2006, Sunrise Energy Resources, Inc. executed a Convertible Note Subscription Agreements with Millington Solutions Limited to complete a $1.0 million and $2.0 million, respectively, private placement financing in the form of 10% convertible notes. As of September 30, 2006, the Company has received several tranches totaling $917,200, which were covered by the $1.0 million Subscription Agreement effective March 30, 2006, and an amount of $1,928,300, which was covered by the $2.0 million Subscription Agreement effective June 6, 2006. Each tranche will mature in 3 years of the receipt of funds. The interest is accrued at the rate of 10% per annum on the unconverted amount and is payable annually on each 12 month anniversary of each tranche until conversion or maturity (Note 19). The Notes can be converted into Common shares of the Company at a conversion price of $2.20 at the holder's option at any time until the maturity date of each tranche. For Notes converted between interest due dates, the interest would accrue pro-rata and would be paid in the form of additional shares of the Company's Common stock. The number of such additional shares would be calculated at the same conversion price.

On July 25, 2006 the Company had signed with Millington Solutions Limited a new 6% $1MM Convertible Note Subscription Agreement with other provisions being identical to the Agreements that were signed on March 30 and June 6, 2006.

As of September 30, 2006 and December 31, 2005, the amount of $465,347 represents interest free note payable for geological and research services rendered by Fort Trade during 2004.

Long term payable to Zaccam Trading, Ltd. (a related party) as of September 30, 2006 and December 31, 2005 represents an unsecured credit line facility with a limit of $5,000,000 bearing 3% per annum charged on actual amount of debt (Note 19).

22.	SHAREHOLDERS’ EQUITY

On or about January 20, 2006, the Company executed a share purchase agreement with the shareholders of Pari, Ltd. The board of directors of Sunrise Energy Resources, Inc. approved the transaction on February 9, 2006. The shareholders of Pari sold 100% of their holdings to Sunrise Energy Resources, Inc. for a consideration for 161,014 newly issued Common shares of the Company, which at the time had an approximate market value of $96,608.

The current consolidated financial statements account for the transaction in accordance with SFAS 141 “Business Combinations” under the “acquisition” treatment, whereby Sunrise Energy Resources, Inc. is considered to be the actual acquirer, and Pari, Ltd. is the acquired entity. Based on the market value of the stock issued, the excess of the value of the stock over the book value of the assets has been allocated to the drilling/production concessions owned by Pari. No goodwill was recognized on the acquisition.

Net assets of the acquired entity, Pari, Ltd. before the allocation of the balance to the drilling/production concessions as of December 31, 2005, were as follows:

12/31/2005

Cash	$4,549
Accounts receivable and other current assets	24,860
Property, Plant and Equipment, net	43,797
Accounts Payable	(166,580)
Tax liabilities	(11,981)

100% of Net Assets (Deficit)	$(105,355)

No dividends were declared or paid by the Company during the periods ended September 30, 2006 and December 31, 2005.

23.	RELATED PARTIES

Related parties include shareholders and entities under common ownership. Transactions with related parties are performed on terms that are comparable to those available to unrelated parties. For details of related party balances outstanding as of September 30, 2006 and December 31, 2005 see Notes 4, 5, 13, 17, 19 and 21.

Our related parties include CJSC Infox and Zaccam Trading, Ltd. Although Pari, Ltd. was acquired in the first quarter of 2006, it is presented as a “related party” in Company’s consolidated financial statements as of December 31, 2005.

During the periods ended September 30, 2006 and December 31, 2005, we have received several tranches of long term loans from Zaccam Trading, Ltd. which resulted in total amounts of $1,391,900 and $279,900 outstanding at the end of the respective periods. The proceeds received were used mainly for construction workovers on well #21 (Notes 19 and 21).

As of September 30, 2006 and December 31, 2005, the total amounts of $215,695 and $720,797 were due from CJSC Infox, related party, and were comprised of several crude oil shipments which took place in 2004 and 2003. Similarly, the total amounts of $187,719 and $592,554, respectively, payable to CJSC Infox, were mostly on account of wells’ reconstruction and repair services, provided by third party service companies and paid by CJSC Infox on behalf of the Company’s subsidiaries EP and Pari.

24.	COMMITMENTS AND CONTINGENCIES

Licenses’ commitments

Esko Pivnich - During 2004 EP received geological and exploration license agreements to develop the Karaikozovsk, Rogan and Rakitnyansk fields. The following amounts of investments are to be incurred under the terms of those agreements during the periods indicated in the table below:

	Period	Amount

Rogan field	2005-2009	2,922,772
Rakitnyansk field	2005-2009	3,938,614
Karaikozovsk field	2005-2009	4,241,584
Total		$11,102,970

Pari - During 2004 Pari received geological and exploration license agreements to develop the Peremishlyansk, Chukvinsk, Scheremetivsk, Niklovitsks and Pilipivsk fields. The following amounts of investments are to be incurred under the terms of those agreements:

	Period	Amount

Peremishlyansk field	2004-2009	2,336,634
Chukvinsk field	2004-2009	1,544,554
Scheremetivsk field	2004-2009	712,872
Niklovitsks field	2004-2009	594,059
Pilipivsk field	2004-2009	475,248
Total		$5,663,367

Environmental remediation - Under Ukrainian law, the Company is obligated to meet certain environmental remediation obligations related to its oil and gas production activities. This amount cannot be estimated at this time but is considered not to be a material amount.

Lease commitments - The Company leases office space on a yearly basis and the rent is disclosed in other notes. The Company’s future lease commitments as of September 30, 2006 are as follows:

2006

Office rent - Esko Pivnich	$15,000
Office rent - Pari	5,200
$20,200

Litigation - The Company has been and continues to be the subject of legal proceedings and adjudications from time to time. Management believes that the resolution of all business matters which will have a material impact on the Company’s financial position or operating results have been recorded.

Esko Pivnich

JSC Ukrneft, Okhtirkaneftegas - In 2003 the Company filed a claim against JSC Ukrneft, Okhtirkaneftegas, with respect to the advance paid by the Company in 2002 in the amount of $198,880 to complete certain capital construction works under PSA # 01-SD dated April 26, 2000 (Notes 4 and 6). In April 2004 after a number of hearings by courts of different circuits, the Supreme Court of Ukraine ordered Okhtirkaneftegas to pay the outstanding balance to the Company without further delays. Despite this final ruling of the Supreme Court, as of November 13, 2006 the balance has not been paid. The Company plans to void PSA # 01-SD and to offset the amount due to it against amounts payable to JSC Ukrneft and its subsidiary Okhtirkaneftegas in 2006.

DP NAK Nedra Ukraini Poltavnaftogasgeologiya - In 2006 The Company sued Poltavneftegasgeologiya for expected profits in the amount of $474,053 resulting from a refusal of Poltavneftegasgeologiya to execute its obligations under the terms of PSA # 01-SD. The Court of Poltavskiy region has ruled in the Company’s favor and obliged Poltavneftegasgeologiya to pay the Company amount of $356,994. Poltavneftegasgeoligia has filed a appeal with inter-regional court of Kiev city. As of November 13, 2006, no new hearings took place and according to management’s estimates there is a high possibility of wining the case. Pending final resolution of this matter, the Company has not recorded this as income.

Taxes - During 2004 the Company was audited by the State Tax Inspection of Podolsk region, Kiev, and was assessed additional VAT and Profit tax fines and penalties thereon in the aggregate amount of $598,324 related to FY2003 and FY2002. The amounts were accrued in the consolidated financial statements in full. Esko Pivnich appealed against the decision to the Civil Court of Kiev and the matter was ruled in favor of Esko Pivnich. However, the tax authorities have filed a counter-appeal with the Supreme Civil Court of Kiev. The Supreme Civil Court resolved that the matter be referred back to Civil Court of Kiev and appointed a committee to conduct an accounting investigation which was completed in February 2006. The tax liability has not been removed or reversed pending the final resolution of the matter.

Pari

Poltavaneftegasgeologiya - Under the terms of the PSA # 10-5/2000 dated July 20, 2000, Poltavaneftegasgeologiya (Note 4) acted as the holder of the main geological and exploration licenses to develop the Sakhalin and Skvortsovsk field and Pari was a major investor, having contributed into the establishment of PSA approximately $31,152. No operating activities have ever been conducted under this agreement and Pari moved to void all its obligations under PSA and obtain a refund of its initial investment in the amount of $31,152. As of the date of this report the matter has not been resolved. Therefore, Pari’s investment amount was written off in 2003.

Cabinet of Ministers of Ukraine - During the first half of 2006 the Cabinet of Ministers of Ukraine mandated a review of the procedures of issuance of approximately 500 production and exploration licenses granted by the Ministry of National Resources of Ukraine in 2004. The Company’s properties Rogan, Rakitnyansk and Karaikozovsk held by Esko Pivnich, and Peremishlyansk, Chukvinsk, Niklovitsk and Pilipovsk held by Pari were also subject to review as part of this process. The purpose of the review was to determine the effectiveness of the procedures involved in the issuance of the licenses. The preliminary findings of the review were referred to the Supreme Court of Ukraine which issued a preliminary conclusion that all of the Company’s licenses were properly issued and are to remain valid. At present, the review is being officially finalized and we expect to receive a final approval upon the conclusion of this review in 2006.

Ukrainian Tax and Regulatory Environment - The government of Ukraine continues to reform the business and commercial infrastructure in its transition to a market economy. As a result laws and regulations affecting businesses continue to change rapidly. These changes are from time to time characterized by poor drafting, different interpretations and arbitrary application of laws and regulations by the authorities. In particular, taxes are subject to review and investigation by a number of authorities enabled by law to impose fines and penalties. While the Company believes it has provided adequately for all tax liabilities based on its understanding of the tax legislation, the above facts may create tax risks for the Company.

25.	RISK MANAGEMENT POLICIES

Management of risk is an essential element of the Company’s operations. The main risks inherent to the Company’s operations are those related to credit risk exposures, market movements in foreign exchange rates and in interest rates. A description of the Company’s risk management policies in relation to those risks is provided below.

Credit risk - The Company is exposed to credit risk which is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.

The Company structures the levels of credit risk it undertakes by placing limits on the amount assigned or transacted in relation to a particular customer, or groups of customers. Limits on the level of credit risk by customer are approved quarterly by the Credit Committee.

Our sales to customers in excess of 5% were as follows:

	9/30/2006	9/30/2005

Agrotemp (oil produced internally)	$783,492	$310,111
Nafta Soyuz (oil produced internally)	337,169	-
Torpeda (oil resold)	120,174	72,788
Torpeda (oil produced internally)	65,076	-
Spago TOV (oil produced internally)	51,396	-
Soyuz NPK (oil produced internally)	42,410	-
Okhtirkaneftegas (gas produced internally)	12,990	-
Ukrtatnafta (oil produced internally)	-	277,882
Angronafta (oil produced internally)	-	213,467
Varadero (oil produced internally)	-	253,747
Alfa-Nafta ((oil produced internally)	-	163,282
Itak PP (oil produced internally)	-	85,007
Varadero (oil resold)	-	25,525
Other	41,136	154,720
Total	$1,453,843	$1,556,529

Currency risk - Currency risk is defined as the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Credit Committee sets limits on the level of exposure to a single currency (primarily Ukrainian Hrivna and US Dollar), by entities and in total.

Interest rate risk - Interest rate risk arises from the possibility that changes in interest rates will affect the value of a financial instrument.

Currently, the Company’s approach to the interest risk limitation is borrowing at fixed rates and for short periods.

26.	CONCENTRATION OF BUSINESS RISK

The Company’s operating activities are limited to Ukraine. Laws and regulations affecting businesses operating in Ukraine are subject to rapid changes and the Company’s assets and operations could be at risk due to negative changes in the political and business environments.

27.	SUBSEQUENT EVENTS

On September 7, 2006, The Company and Dutchess Private Equities Fund, L.P. (“Dutchess” or the “Investor”) entered into an Agreement whereby the Company will, pursuant to the terms and conditions of the Agreement have access to $20,000,000 equity line of credit. As part of the Agreement the Company is obligated to register shares of common stock to have in reserve for issuance pursuant to the Registration Rights Agreement entered into as part of this transaction.

Pursuant to the Agreement, Investor shall commit to purchase up to $20,000,000 of the Company’s common stock over the course of twenty-four (24) months. The amount that the Company shall be entitled to request from each purchase (“Puts”) shall be equal to, at the Company’s election, either (i) 250,000 or; (ii) two hundred percent (200%) of the average daily volume (U.S. market only) of the Company’s common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing best bid prices immediately preceding the put date. The put price shall be set at ninety-six percent (96%) of the lowest closing best posted bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put date. There are put restrictions applied on days between the put date and the closing date with respect to the particular Put. During this time, we shall not be entitled to deliver another put notice.

Further, the Company shall reserve the right to withdraw that portion of the Put that is below seventy five per cent (75%) of the lowest closing bid prices for the ten (10) trading day period immediately preceding each put notice.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our Board of Directors approved the engagement of Independent Registered Public Accounting Firm - John A. Braden & Company, PC, of Houston, Texas (“John A. Braden & Co., P.C.”) as our independent accountants. The Company Corporation has appointed John A. Braden & Co., P.C.. on November 1, 2004 to audit the Company's financial statements for the year ending December 31, 2005.

John A. Braden & Co., P.C.‘s report on the financial statements of the Company for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except in respect to an explanatory paragraph concerning the Company’s ability to continue as a going concern.

During the most recent fiscal year and any subsequent interim periods preceding the date of this report there were no:

(a) disagreements between the Company and John A. Braden & Co., P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of John A. Braden & Co, P.C. would have caused them to make reference to the subject matter of the disagreement or disagreements in their report on the financial statements for such year;

(b) reportable events involving John A. Braden & Co., P.C. that would have required disclosure under Item 304(a)(iv)(A) of Regulation S-B; or

(c) written or oral consultations between the Company and John A. Braden & Co., P.C. regarding either the specific application of accounting principles or the type of audit opinion that might be rendered on the Company 's financial statements that was considered an important factor by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or any matter that was the subject of a disagreement or a reportable event, that would have required disclosure under Item 304 (a)(2) of Regulation S-B.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE PROSPECTUS DATE HEREOF.

SUNRISE ENERGY RESOURCES, INC.
5,000,000 SHARES

PROSPECTUS

February _, 2007

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our articles of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing fees - Securities and Exchange Commission	$347.75
Legal expenses	$15,000
Transfer Agent	$0
Other	$0
Total offering expenses	$15,247.75

RECENT SALES OF UNREGISTERED SECURITIES

 As part of the transaction described above, in exchange of the EP shares, Registrant has issued 10,479,900 shares to a purchaser outside the United States who was the holder of the majority of the outstanding stock of Esko Pivnich. The sale of the shares is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as the purchaser had full information concerning the business and affairs of Registrant and all certificates issued bear appropriate restrictive legends. No underwriter was involved in the transaction.

On March 30 and June 6, 2006, Sunrise issued two separate 10% Subordinated Notes to Millington Solutions Limited in the principal face amount of $1.0 million and $2.0 million, respectively. As of June 30, 2006, the Company has received several tranches aggregating to $917,000, which are covered by the $1.0 million note issued on March 30, 2006 and a tranche of $500,000 covered by the $2.0 million note issued on June 6, 2006. Each tranche will mature in 3 years of the receipt of funds. The interest will accrue at the rate of 10% per annum on the unconverted amount and will be payable annually on each 12 month anniversary of each tranche until conversion or maturity. The Notes can be converted into our common stock at a conversion price of $2.20 at the holder's option, at any time until the maturity date of each tranche. For Notes converted between interest due dates, the interest will be accrued pro-rata and paid in the form of additional shares of the Company's Common stock. The number of such additional shares will be calculated at the same conversion price.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which its offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(iii) Include any additional or changed material information or the plan of distribution.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining any liability under the Securities Act to any purchaser:

 (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

EXHIBITS

EXHIBIT INDEX

2.1	Stock Purchase Agreement and Plan of Reorganization, dated October 4, 2004 (Filed as Exhibit 2.1 to Registration Statement on Form SB-2, filed September 15, 2006)*

3.1	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to Registration Statement on Form SB-2 filed September 15, 2006)*

3.2	Bylaws (Filed as Exhibit 3.2 to Registration Statement on Form SB-2, filed on September 15, 2006)*

5.1	Opinion of Gersten Savage LLP (1)

10.1	Subordinated Convertible Debenture Agreement , dated June 6, 2006 (Filed as Exhibit 10.2 to Form 10-QSB for the quarter ended June 30, 2006 and incorporated herein by reference)*

10.2	Subordinated Convertible Debenture Agreement , dated March 30, 2006 (Filed as Exhibit 10.1 to Form 10-QSB for the quarter ended June 30, 2006 and incorporated herein by reference)*

10.3
Investement Agreement with Dutchess Private Equities Fund, LP, dated September 7, 2006 (Filed as Exhibit 10.1 to Current Report on Form 8-K dated September 11, 2006 and incorporated herein by reference)*

10.4
Registration Rights Agreement with Dutchess Private Equities Fund, LP,dated September 7, 2006 (Filed as Exhibit 10.2 to Current Report on Form 8-K dated September 11, 2006 and incorporated herein by reference)*

10.5	Placement Agent's Agreement with Fifth Avenue Research and Advisory Group, Inc. dated September 1, 2006 (Filed as Exhibit 10.5 to Registration Statement on Form SB-2, filed on September 15, 2006)*

14	Code of Ethics (Filed as Exhibit 14 to Form 10-KSB for the fiscal year ended December 31, 2005 and incorporated herein by reference)*

21.	List of Subsidiaries (Filed as Exhibit 21 to Form 10-KSB for the fiscal year ended December 31, 2005 and incorporated herein by reference)*

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto)(1)

23.2	Consent of John A. Braden & Company, PC (1)

* Previously filed as indicated therein.
(1) Filed herewith

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, State of New York, on February 6, 2006

Sunrise Energy Resources, Inc.

/s/ Konstantin Tsirulnikov
Date: February 6, 2007	Konstantin Tsirulnikov
President and Chief Executive Officer

In accordance with the requirements of the Securities Acts of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Sunrise Energy Resources, Inc.

/s/ Roman Livson
Date: February 6, 2007	Roman Livson
Chief Financial Officer (Principal Accounting Officer)

Sunrise Energy Resources, Inc.

/s/ David A. Melman
Date: February 6, 2007	David A. Melman
Independent Director

Sunrise Energy Resources, Inc.

/s/ Leon Golden
Date: February 6, 2007	Leon Golden
Independent Director